================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                         (AMENDMENT NO. 1 TO FORM 8-K)

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) -- MAY 19, 1998

                            TEXAS UTILITIES COMPANY

             (Exact name of registrant as specified in its charter)

             TEXAS                          1-12833                       75-2669310
 (State or other jurisdiction             (Commission                  (I.R.S. Employer
       of incorporation)                 File Number)                 Identification No.)

           ENERGY PLAZA, 1601 BRYAN STREET, DALLAS, TEXAS 75201-3411
                    (Address of principal executive offices)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE -- (214) 812-4600

================================================================================

                                     INDEX

                                                                        PAGE
                                                                        ----
ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS........................      1
ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS
(A)      FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED
         FINANCIAL INFORMATION OF THE ENERGY GROUP PLC:
         Audited Financial Statements as of March 31, 1997 and
         September 30, 1996 and for the six months ended March 31,
         1997 and the three years in the period ended September 30,
         1996.
         Report of Independent Auditors..............................    F-1
         Consolidated Profit and Loss Accounts.......................    F-2
         Consolidated Statement of Total Recognized Gains and
         Losses......................................................    F-2
         Consolidated Balance Sheets.................................    F-3
         Consolidated Cash Flow Statements...........................    F-4
         Changes in Invested Capital/Shareholders' Equity............    F-5
         Notes to the Financial Statements...........................    F-6
         Unaudited Financial Statements as of September 30, 1997 and
         for the six months ended September 30, 1997 and 1996.
         Consolidated Profit and Loss Account........................   F-43
         Consolidated Balance Sheet..................................   F-44
         Consolidated Cash Flow Statement............................   F-45
         Notes to Financial Statements...............................   F-46
         Unaudited Financial Results for the three months and nine
         months ended December 31, 1997..............................   F-52
(B)      PRO FORMA FINANCIAL INFORMATION
         PRO FORMA FINANCIAL INFORMATION OF TEXAS UTILITIES
         COMPANY.....................................................    P-1
         Unaudited Condensed Consolidated Pro Forma Balance Sheet as
         of March 31, 1998...........................................    P-2
         Unaudited Condensed Consolidated Pro Forma Statement of
         Income for the twelve Months Ended December 31, 1997........    P-3
         Unaudited Condensed Consolidated Pro Forma Statement of
         Income for the three Months Ended March 31, 1998............    P-4
         Notes to Unaudited Condensed Consolidated Pro Forma
         Financial Statements........................................    P-5
         PRO FORMA FINANCIAL INFORMATION OF THE TEG BUSINESSES
         ACQUIRED....................................................    P-8
         Unaudited Condensed Consolidated Pro Forma Balance Sheet as
         of September 30, 1997.......................................    P-9
         Unaudited Condensed Consolidated Pro Forma Statement of
         Income for the Twelve Months Ended December 31, 1997........   P-10
         Notes to Unaudited Condensed Consolidated Pro Form Financial
         Statements..................................................   P-11
(C)      EXHIBITS
         23(a)  Consent of Ernst & Young

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     The offer (Offer) by TU Acquisitions PLC (TU Acquisitions), a wholly owned indirect subsidiary of Texas Utilities Company (Texas Utilities), for all of the ordinary shares, including ordinary shares evidenced by American Depositary Receipts (ADRs), of The Energy Group PLC (TEG) was declared unconditional on May 19, 1998. As of June 22, 1998, TU Acquisitions owns, has rights over or has received valid acceptances in respect of approximately 94.43% of TEG's issued ordinary share capital. The Offer has been extended so that TU Acquisitions may exercise its right under United Kingdom (UK) law to compulsorily acquire the remaining share capital of TEG.

     The consideration for the TEG shares will be either 840 pence in cash or .355 shares of Texas Utilities common stock per TEG share, as elected by the holders of the TEG shares and ADRs (or loan notes in the UK). TU Acquisitions and Texas Utilities will use cash borrowed from a group of banks, arranged by affiliates of The Chase Manhattan Bank, Lehman Brothers Inc., and Merrill Lynch & Co., commercial paper issuances, shares of Texas Utilities common stock and loan notes to pay for the shares and ADRs acquired by TU Acquisitions.

     TEG, a public limited company incorporated in England and Wales, owns and operates a diversified energy business. TEG's most significant operations are conducted through its subsidiary Eastern Group plc (Eastern), one of the largest integrated electricity and gas groups in the UK. The registered office of TEG is located at 117 Piccadilly, London W1V 9FJ, and its telephone number is (44) 171 647 3200.

     Texas Utilities intends to build on Eastern's position in the UK to exploit the potential created by privatization and deregulation of global energy markets.

     TEG's major business operations are conducted through the following companies:

     - Eastern Electricity plc is the largest supplier and distributor of electricity in England and Wales, with over three million customers and an authorized area covering approximately 20,300 square kilometers in the east of England and parts of north London;

     - Eastern Generation Limited (Eastern Generation), the fourth largest generator of electricity in Great Britain, currently owns, operates or has an interest in eight power stations, representing approximately 9.4% of the total registered generating capacity in the UK of 71,850 MW as of March 31, 1997;

     - Eastern Natural Gas Limited is one of the largest suppliers of natural gas in the UK; and

     - Eastern Power and Energy Trading Limited (Eastern Power and Energy Trading) manages for Eastern the price and volume risks associated with electricity generation and the supply of fuels required for electricity generation, and with the wholesaling and retailing of electricity and natural gas. These exposures are managed by trading its contract portfolio and by bidding Eastern Generation's output into the electricity trading market in England and Wales. Eastern Power and Energy Trading also has small equity interests in three natural gas producing fields in the North Sea.

     Eastern also has interests in other parts of Europe, including Scandinavia, the Czech Republic, Holland, Poland and Spain.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

ITEM 7(a). FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

                 FINANCIAL INFORMATION OF THE ENERGY GROUP PLC

AUDITED FINANCIAL STATEMENTS AS OF MARCH 31, 1997 AND SEPTEMBER 30, 1996 AND FOR THE SIX MONTHS ENDED MARCH 31, 1997 AND THE THREE YEARS IN THE PERIOD ENDED SEPTEMBER 30, 1996

                         REPORT OF INDEPENDENT AUDITORS

To:  The Board of Directors
     The Energy Group PLC

     We have audited the consolidated balance sheets of The Energy Group PLC as at 31 March 1997 and 30 September 1996, and the related consolidated profit and loss accounts and statements of total recognised gains and losses, cash flows and changes in invested capital/shareholders' equity for the six months ended 31 March 1997 and each of the three years in the period ended 30 September 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to form an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with United Kingdom auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis of our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Energy Group PLC at 31 March 1997 and 30 September 1996, and the consolidated results of its operations and its consolidated cash flows for the six months ended 31 March 1997 and each of the three years in the period ended 30 September 1996 in conformity with accounting principles generally accepted in the United Kingdom which differ in certain respects from those generally accepted in the United States (see Note 30 of Notes to the Financial Statements).

                                                    /s/ ERNST & YOUNG
                                            ------------------------------------
                                                       ERNST & YOUNG
                                                   Chartered Accountants

London, England
12 June 1997, except for
Note 31 -- Subsequent Events,
as to which the date is
1 August 1997

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                                                                                   SIX MONTHS ENDED
                                                        YEAR ENDED 30 SEPTEMBER        31 MARCH
                                                        ------------------------   ----------------
                                                         1994     1995     1996          1997
                                                 NOTE   ------   ------   ------   ----------------
                                                                        (L MILLION)
Turnover                                                 1,247    1,446    3,635              2,519
Add: Special discount                                       --       --      132                 --
                                                        ------   ------   ------   ----------------
Turnover before special discount                   4     1,247    1,446    3,767              2,519
Costs and overheads less other income              5    (1,148)  (1,311)  (3,321)            (2,222)
                                                        ------   ------   ------   ----------------

Operating profit before National Grid Group
  flotation                                                 99      135      446                297
National Grid Group flotation dividends
  receivable                                       7        --       --      176                 --
  special discount                                 7        --       --     (132)                --
                                                        ------   ------   ------   ----------------

Operating profit                                   4        99      135      490                297
Profit on disposal of First Hydro                  7        --       --       25                 --
Net interest                                       8       (14)     (11)     (43)               (37)
                                                        ------   ------   ------   ----------------

Profit on ordinary activities before taxation               85      124      472                260
Taxation                                           9       (17)     (56)    (115)               (81)
                                                        ------   ------   ------   ----------------

Profit for the period*                                      68       68      357                179
Dividend                                          11        --       --       --                (29)
                                                        ------   ------   ------   ----------------

Profit retained for the period                              68       68      357                150
                                                        ======   ======   ======   ================
Earnings per share                                10      13.1p    13.1p    68.5p              34.5p
                                                        ======   ======   ======   ================
Adjusted earnings per share                       10      13.1p    13.1p    60.8p              38.2p
                                                        ======   ======   ======   ================

The net interest expense and taxation in each of the three years in the period ended 30 September 1996 shown above were affected significantly by the financing and taxation arrangements of Hanson Group. The results of Eastern are included from 1 October 1995.

* A summary of the adjustments to the profit for the period that would be required if United States generally accepted accounting principles had been applied instead of those generally accepted in the United Kingdom is set forth in Note 30 of Notes to the Financial Statements.

          CONSOLIDATED STATEMENT OF TOTAL RECOGNIZED GAINS AND LOSSES

                                                                                    SIX MONTHS
                                                      YEAR ENDED 30 SEPTEMBER     ENDED 31 MARCH
                                                      ------------------------   ----------------
                                                       1994     1995     1996          1997
                                                      ------   ------   ------   ----------------
                                                                     (L MILLIONS)
Profit for the period                                     68       68      357                179
Currency differences on foreign net investments          (29)      --       20                (52)
                                                      ------   ------   ------   ----------------

Total recognised gains relating to the period             39       68      377                127
                                                      ======   ======   ======   ================

 The Notes to the Financial Statements are an integral part of these Financial
                                   Statements

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

                          CONSOLIDATED BALANCE SHEETS

                                                                        AS AT        AS AT
                                                                     30 SEPTEMBER   31 MARCH
                                                                     ------------   --------
                                                                         1996         1997
                                                              NOTE   ------------   --------
                                                                           (L MILLION)
FIXED ASSETS
Tangible assets                                                 12          3,975      3,910
Investments                                                     13             17         72
                                                                     ------------   --------
                                                                            3,992      3,982
                                                                     ------------   --------
CURRENT ASSETS
Stocks                                                          14            254        256
Amounts due from the Hanson Group                                               2         --
Debtors
  amounts falling due after one year                            15            536        561
  amounts falling due within one year                           15            763        798
Investments                                                     16              8         10
Short-term deposits                                             17             --        753
Cash                                                                          173        385
                                                                     ------------   --------
                                                                            1,736      2,763
CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR                  18         (1,041)    (1,747)
                                                                     ------------   --------
NET CURRENT ASSETS                                                            695      1,016
                                                                     ------------   --------
TOTAL ASSETS LESS CURRENT LIABILITIES                                       4,687      4,998
CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR         18           (945)    (1,655)
PROVISIONS FOR LIABILITIES AND CHARGES                          19         (1,557)    (1,498)
                                                                     ------------   --------
                                                                            2,185      1,845
                                                                     ============   ========
INVESTED CAPITAL/SHAREHOLDERS' EQUITY*
  Called up share capital                                                      --         52
  Other reserves                                                               --        639
  Profit and loss account                                                      --      1,154
  Invested capital                                                          2,185         --
                                                                     ------------   --------
                                                                            2,185      1,845
                                                                     ============   ========

* A summary of the adjustments to invested capital/shareholders' equity that would be required if United States generally accepted accounting principles had been applied instead of those generally accepted in the United Kingdom is set forth in Note 30 of Notes to the Financial Statements.

 The Notes to the Financial Statements are an integral part of these Financial
                                   Statements

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

                       CONSOLIDATED CASH FLOW STATEMENTS

                                                                                       SIX MONTHS
                                                         YEAR ENDED 30 SEPTEMBER     ENDED 31 MARCH
                                                        -------------------------    --------------
                                                        1994     1995      1996           1997
                                               NOTE     -----    -----    -------    --------------
                                                                        (L MILLION)
Net cash inflow from operating activities       24       143      402         12                346
                                                        ----     ----     ------     --------------
Returns on investments and servicing of
  finance
Interest received                                         --       --         --                 29
Interest paid                                            (19)     (11)       (33)               (83)
Dividends received from investments                       --       --         --                  1
National Grid Group flotation                             --       --         44                 --
                                                        ----     ----     ------     --------------
                                                         (19)     (11)        11                (53)
                                                        ----     ----     ------     --------------
Taxation                                                  (5)      (4)      (128)               (23)
                                                        ----     ----     ------     --------------
Capital expenditure and financial investment
Purchase of tangible fixed assets                       (133)    (140)      (374)              (133)
Purchase of investments                                   --       --         --                (39)
Sale of tangible fixed assets                             76       31         29                  4
Sale of investments                                       --       --        235                 12
                                                        ----     ----     ------     --------------
                                                         (57)    (109)      (110)              (156)
                                                        ----     ----     ------     --------------
Acquisitions
Purchase of subsidiary undertakings             25        --       36     (2,495)               (20)
                                                        ----     ----     ------     --------------
Cash flow before use of liquid resources and
  financing                                               62      314     (2,710)                94
Management of liquid resources
Net cash placed on short-term deposit           26        --       --         --               (753)
Financing
Net new short-term borrowings                   26        36      (20)        97                149
Debt due beyond a year:
New secured loan repayable within 5 years       26        --       --         --                907
Repayments of amounts borrowed                  26        (9)      --         31               (118)
Changes in invested capital from cash funding   26       (61)     (57)     2,290                 --
                                                        ----     ----     ------     --------------
                                                         (34)     (77)     2,418                938
                                                        ----     ----     ------     --------------
Increase/(decrease) in cash in the period                 28      237       (292)               279
                                                        ====     ====     ======     ==============

The returns on investments and servicing of finance, taxation and financing cash flows shown above for the three years in the period ended 30 September 1996 were affected significantly by the financing and taxation arrangements of the Hanson Group. The cash flows of Eastern are included from 1 October 1995.

The significant differences between the cash flow statements presented above and those required under United States generally accepted accounting principles are described in Note 30 of Notes to the Financial Statements.

 The Notes to the Financial Statements are an integral part of these Financial
                                  Statements.

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

                CHANGES IN INVESTED CAPITAL/SHAREHOLDERS' EQUITY

                                                                                      SIX MONTHS
                                                         YEAR ENDED 30 SEPTEMBER    ENDED 31 MARCH
                                                         ------------------------   --------------
                                                         1994    1995      1996          1997
                                                         ----   -------   -------   --------------
                                                                        (L MILLION)
Profit on ordinary activities after taxation               68        68       357              179
Dividend                                                   --        --        --              (29)
Currency differences on foreign net investments            --        --        --              (52)
Other net recognised gains/(losses) relating to period    (29)       --        20               --
Movements on demerger
  -- additional net debt                                   --        --        --             (391)
  -- contribution towards dividend paid by Hanson in
     January 1997                                          --        --        --              (32)
  -- other net movements                                   --        --        --              (15)
Increases/(decreases) in funding by Hanson
  Cash                                                    (61)      (57)    2,290               --
  Non-Cash                                                 95     2,493    (2,418)              --
  Dividend in specie of/Investment in National Grid
     Group                                                 --        --      (393)              --
Goodwill (set off)/write back                              --    (1,368)      221               --
                                                         ----   -------   -------   --------------
Net increase in invested capital/shareholders' equity      73     1,136        77             (340)
Opening invested capital/shareholders' equity             899       972     2,108            2,185
                                                         ----   -------   -------   --------------
Closing invested capital/shareholders' equity             972     2,108     2,185            1,845
                                                         ====   =======   =======   ==============

No goodwill arose on the acquisition of the Group's Interest in Teplarny Brno.

The cumulative amount of goodwill resulting from acquisitions prior to 31 March 1997, net of goodwill attributable to subsidiary undertakings or businesses disposed of prior to 31 March 1997, amounted to L1,147 million derived by calculating the amount of historical goodwill in the currency of acquisition at period end rates of exchange. This has been set off against merger reserve and the net amount reported as other reserves.

Included in the consolidated reserves as at 31 March 1997 was L1 million in respect of associated undertakings, all of which arose in the period ended 31 March 1997.

There are no significant statutory or contractual restrictions on the distribution of current profits of subsidiary or associated undertakings; undistributed profits of prior years are, in the main, permanently employed in the businesses of these companies. The undistributed profits of Group companies overseas may be liable to overseas taxes and/or UK taxation (after allowing for double taxation relief) if they were to be distributed as dividends.

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

                       NOTES TO THE FINANCIAL STATEMENTS
1.  THE COMPANY AND ITS CAPITALISATION

The Company was incorporated as a private limited company on 1 October 1996 as The Energy Group Limited, with an authorised share capital of L50,000 divided into 5,000,000 ordinary shares of 1p each, of which two ordinary shares were issued to the subscribers fully paid. On 4 December 1996, 4,999,998 of the authorised but unissued ordinary shares of 1p each were converted into 4,999,998 redeemable preference shares of 1p each (the "Preference Shares") and were issued on that date at par. On 6 December 1996, the Company was re-registered as a public limited company under the name The Energy Group PLC. The Preference Shares were redeemed at par prior to the Demerger using funds contributed to the Company by Hanson and such shares were re-converted into ordinary shares of 1p each. On 22 January 1997, the Company's authorised share capital was increased to L100,000,000 by the creation of 9,995,000,000 ordinary shares of 1p each. Upon admission of the Company's ordinary shares to the Official List of the London Stock Exchange becoming effective ("Admission"), every ten authorised and issued ordinary shares of 1p each were consolidated into one ordinary share of 10p. 520,857,817 ordinary shares of 10p each were in issue following this consolidation.

THE DEMERGER

At the date of the Demerger, Rollalong Limited ("Rollalong"), a wholly-owned subsidiary of Hanson, pursuant to an agreement dated 27 January 1997 (the "Demerger Agreement"), owned or had contracted to acquire, all of the energy-related businesses of Hanson, as described below.

At various dates between 30 September 1996 and 27 January 1997, various of the energy-related businesses of Hanson were reorganised under the ownership of Rollalong. Peabody Holding Company, Inc. and its subsidiaries ("Peabody Holding") were transferred to a subsidiary of Rollalong on 7 March 1997. On 24 February 1997, Hanson transferred to the Company the entire issued share capital of Rollalong in consideration for which the Company issued ordinary shares, credited as fully paid, to Hanson shareholders pro rata to their shareholdings in Hanson, in satisfaction of a dividend in specie declared by Hanson. The transactions provided for under the Demerger Agreement, including the agreement for the transfer of Peabody Holding, are together referred to as the "Demerger Transactions".

THE GROUP

Following completion of the Demerger Transactions, the Company became the holding company for a group of companies and businesses (together, the "Group") comprising:

Eastern Group plc and its subsidiaries                        ("Eastern")
Peabody Holding
Lee Ranch Coal Company                                        ("Peabody")
Peabody Resources Limited (Australia) and its subsidiaries
Rollalong Limited, Consolidated Gold Fields Limited, Major
Insurance Company Limited and various other subsidiaries and  ("Infrastructure companies")
Intermediate holding companies and non-trading companies

The Group now includes Citizens Power LLC and its subsidiaries, which were acquired on 19 May 1997.

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

2.  BASIS OF PREPARATION
The financial statements have been prepared to show the performance of the Group for the three years and six months in the period ended 31 March 1997 as if it had been in existence from 1 October 1993 as described below. Peabody and the infrastructure companies were wholly-owned by Hanson throughout that period until they became part of the Group upon completion of the respective Demerger Transactions. Eastern was acquired by Hanson on 18 September 1995.

(i) The financial statements have been prepared using merger accounting principles as if the companies and businesses comprising the Group had been part of the Group for all periods presented, or, in the case of those acquired or disposed of (other than pursuant to the Demerger Transactions) during this period, from or up to the date control passed, as appropriate.

     Some individual elements of the reorganisation under Rollalong and of the Demerger Transactions were for cash consideration. Such individual elements do not satisfy all of the conditions for merger accounting to be permitted in accordance with UK Financial Reporting Standard 6 and Schedule 4A to the Companies Act 1985 (the "Companies Act"), which would require such transfers to be accounted for using acquisition accounting principles.

     The Directors took account of the continuity of ownership under Hanson of all of its energy-related businesses that formed the Group following completion of the Demerger Transactions and considered that the Demerger Transactions, taken as a whole, required the adoption of merger accounting principles in order to show a true and fair view in accordance with section 226(5) of the Companies Act.

     The adoption of acquisition accounting principles for some individual elements of the reorganisation under Rollalong and of the Demerger Transactions would have required: the restatement at fair value of certain assets and liabilities transferred; the recognition of goodwill which, in some cases, would not be representative of that arising had the transfers been conducted at arm's length; and the inclusion of the results of certain businesses only from the various arbitrary dates chosen for the transfers. As a result of the foregoing, in the opinion of the Directors, financial statements using different bases of accounting would not give a true and fair view. No qualification has been given of the effects of this departure because to do so would be misleading.

(ii) Although Eastern was acquired by Hanson on 18 September 1995, its results and cash flows have been included in the financial statements based on an effective acquisition date of 30 September 1995. The results and cash flows for the period 19 to 30 September 1995 are not material.

(iii)Transactions and balances owing between companies and businesses forming part of the Group have been eliminated.

(iv) Interest income and expense prior to the Demerger are based on amounts recorded in the historical financial returns submitted to Hanson in respect of the companies and businesses forming part of the Group. No adjustments have been made to reflect the capital structure of the Group as it is following the Demerger and, as such, the historical level of interest income and expense may not be representative of such amounts following the Demerger.

(v) Taxation charges and liabilities prior to the Demerger are based on amounts recorded in the historical financial returns submitted to Hanson in respect of the companies and businesses forming part of the Group, except that adjustments have been made, where appropriate, to provide for deferred tax liabilities consequent upon the Group being on a stand-alone basis following the Demerger. Prior to the Demerger and in previous accounting periods, there were various tax-sharing arrangements between Hanson, those subsidiaries that form part of the Group and other Hanson subsidiaries. These arrangements have had the effect that tax charges shown in the financial statements may not be representative of tax charges that will be incurred following the Demerger.

The preparation of the financial statements requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from estimates.

The financial statements have been prepared in accordance with applicable UK Accounting Standards. The principal accounting policies, which have been applied consistently for all periods, are set out below.

Accounting convention
The financial statements have been prepared in accordance with the historical cost convention.

Accounting for acquisitions
Other than in respect of the Demerger Transactions, the results of acquired companies and businesses are dealt with in the financial statements from the date of acquisition. On the acquisition of a company or business, fair values reflecting conditions at the date of acquisition are attributed to the identifiable tangible assets and liabilities acquired. Where the consideration paid exceeds the fair value of the net tangible assets acquired, the difference is treated as goodwill and is set off against reserves in the acquisition period.

Associated undertakings
Investments which are not subsidiary undertakings and over which the Group exercises significant influence (other than those which are unincorporated joint ventures) have been accounted for as associated companies using the equity method of accounting. Where the Group has an interest in an unincorporated joint venture or a partnership, such interest has been accounted for as follows:

(i) where all of the ventures share in common the benefits and risks of the entire venture, the Group's interest is accounted for using the equity method of accounting.

(ii) where each venturer has its own separate interest in the benefits and risks, the Group's interest is accounted for using proportional consolidation on a line-by-line basis.

Turnover

Coal sales revenue is recognized at the time of shipment. Electricity and gas sales include an estimated accrual for the value of electricity and gas consumed by customers between the date of their last meter reading and the period end. Turnover is stated exclusive of UK value added tax, but inclusive of related US coal production duties and UK fossil fuel levy.

Tangible fixed assets
(a) Capitalisation

Tangible fixed assets are stated at cost or valuation less accumulated depreciation.

Interest costs relating to the construction or development of production facilities are capitalised during the pre-production period. Interest costs incurred after production has commenced are expensed.

Costs incurred to increase the productive capacity of a coal mine or gas field are capitalised. Costs incurred to maintain the productive capacity of a coal mine or gas field are expensed.

(b) Depreciation and depletion
Buildings and improvements at coal mines are depreciated over the expected productive life of the mine from the date that full production commences.

Depletion of coal and gas reserves is charged on a unit-of-production basis, based on an assessment of available and proven reserves respectively.

Freehold land is not depreciated.

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------
3.  PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Depreciation of assets other than freehold land, coal and gas reserves and buildings and improvements at coal mines is charged as follows:

Electricity generating station assets            30 years
Electricity distribution system assets           40 years at a rate of 3 per cent per annum for first
                                                 20 years and 2 per cent per annum for remaining 20
                                                 years
Freehold buildings                               up to 60 years
Leasehold buildings                              shorter of 60 years and remaining period of lease
Telecommunications network assets                10 to 40 years
Plant, equipment and motor vehicles              2 to 49 years

(c) Assets held under leases
Assets held under finance leases are included within fixed assets at the capitalized value of future minimum lease payments and are depreciated over the shorter of their lease period and their useful life. The capital element of the future payments is treated as a liability and the interest element is charged to the profit and loss account so as to reflect a constant annual rate of interest on the remaining balance of the outstanding obligation.

Rentals paid on operating leases are charged to the profit and loss account on a straight line basis over the shorter of the lease period and the useful life of the leased asset.

(d) Impairment
At each financial year end, an assessment is made of the recoverability of the balance sheet carrying values of coal and gas assets. This assessment is made individually at the lowest operational level at which income and cash flows are monitored as a separate unit. A reduction in carrying value is triggered when the current book value of such a unit of assets exceeds the undiscounted future cash flows. Where shortfalls in cash flows compared with carrying values arise, the assets are written down to fair value, determined usually by discounted future cash flows generated from the assets.

(e) Reclamation, restoration and abandonment costs
Provision is made for surface reclamation and restoration costs in respect of coal mines and for abandonment costs in respect of gas fields in accordance with local conditions and requirements on the basis of costs estimated at the balance sheet date. The costs are charged to accounting periods on a unit-of-production basis for gas assets and over the life of the mine for coal.

(f) Environmental costs and obligations
Costs incurred in respect of environmental protection are capitalized if they provide future economic benefits for the related production facility. Liabilities for environmental clean-up costs are recognised when clean-ups are probable and the associated costs can be estimated reasonably.

(g) Customers' contributions
Customer contributions to electricity distribution system assets are credited to the profit and loss account over a 40-year period at a rate of 3 per cent per annum for the first 20 years followed by 2 per cent per annum for the following 20 years. The unamortized amount of these contributions is deducted form tangible fixed assets.

(h) Disposals of fixed assets
HM Government is entitled to a proportion of any gain realised by Eastern on certain property disposals made up to 31 March 2000. A provision for drawback in respect of such disposals is made to the extent that it is probable that a liability would crystalize. Such a liability would crystalize when an actual or deemed disposal occurs.

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

3.  PRINCIPAL ACCOUNTING POLICIES (CONTINUED)
Stocks
Stocks are stated at the lower of cost and net realisable value. Cost includes labour, supplies, equipment and an appropriate proportion of operating and overhead costs.

Investments
Fixed asset investments are stated at cost or Directors' valuation less provisions for permanent diminutions in value. Current asset investments are stated at the lower of cost and net realisable value. Investment income is included in the financial statements of the period to which it relates.

Foreign currencies
Transactions in foreign currencies are recorded at the exchange rates ruling at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the rates of exchange ruling at the balance sheet date. All differences on translation are taken to the profit and loss account.

Average rates of exchange ruling during the period are used to translate the profit and loss accounts of overseas subsidiary and associated undertakings. The balance sheets of overseas subsidiary undertakings are translated at rates ruling at the balance sheet date. Differences on translation arising from changes in the sterling value of overseas net assets, together with the differences between profit and loss accounts translated at average rates and at balance sheet rates, are shown as a movement on reserves and in the statement of recognized gains and losses. Other exchange rate differences are dealt with in the profit and loss account for the period.

Deferred taxation
Deferred taxation is provided on the liability method in respect of timing differences except where the liability or asset is not expected to crystallize in the foreseeable future. No deferred tax asset is recognised corresponding to liabilities provided for in respect of post-retirement healthcare benefits. Provision is not made for additional taxation which might be payable if profits retained by overseas companies were distributed as dividends.

Healthcare and other obligations to employees
The Group provides healthcare and other benefits, including workers' compensation benefits, to certain qualifying employees and former employees of the Peabody companies and their dependants under the provisions of various benefit plans or as required by US state or federal law. These benefits are accrued and charged to the profit and loss account over the expected service lives of the employees with the exception of pneumoconiosis (black lung) benefits in respect of employees ceasing employment prior to 1 July 1973, which are accounted for as payments are made. Pneumoconiosis benefits in respect of employees ceasing employment after 30 June 1973 are estimated actuarially; the last actuarial review was performed as at 1 October 1996. Other workers' compensation benefits are also assessed actuarially.

Pension costs
The Group operates retirement benefit schemes in the UK, the US and Australia, in accordance with local regulations and custom. The assets of the schemes are held in separate funds administered by trustees.

The costs of providing pensions are charged to the consolidated profit and loss account over employees' service lives. The pension costs relating to those schemes which provide defined benefits are assessed in accordance with the advice of qualified actuaries.

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

4.  SEGMENTAL INFORMATION

By activity:

                                                                                                               SIX MONTHS ENDED
                                                     YEAR ENDED 30 SEPTEMBER                                       31 MARCH
                          ------------------------------------------------------------------------------   ------------------------
                                    1994                       1995                       1996                       1997
                          ------------------------   ------------------------   ------------------------   ------------------------
                                       OPERATING                  OPERATING                  OPERATING                  OPERATING
                          TURNOVER   PROFIT/(LOSS)   TURNOVER   PROFIT/(LOSS)   TURNOVER   PROFIT/(LOSS)   TURNOVER   PROFIT/(LOSS)
                          --------   -------------   --------   -------------   --------   -------------   --------   -------------
                                                                         (L MILLION)
Coal                         1,217             102      1,418             160      1,461             154        647              66
Power                           --              --         --              --      2,178              83      1,801             129
Networks                        --              --         --              --        482             211        274             122
Other                           30              (3)        28             (25)        24              (2)         9              --
Intra-group trading             --              --         --              --       (378)             --       (212)             --
                          --------   -------------   --------   -------------   --------   -------------   --------   -------------
                             1,247              99      1,446             135      3,767             446      2,519             317
Exceptional items               --              --         --              --       (132)             44         --             (20)
                          --------   -------------   --------   -------------   --------   -------------   --------   -------------
                             1,247              99      1,446             135      3,635             490      2,519             297
                          ========   =============   ========   =============   ========   =============   ========   =============

Power turnover includes gas sales of L258 million in the year ended 30 September 1996 and L251 million in the six months ended 31 March 1997.

All intra-group trading represent charges, at market rates, for use of the distribution system from the Networks business to the Power business.

By geographical location:

                                                                                                               SIX MONTHS ENDED
                                                     YEAR ENDED 30 SEPTEMBER                                       31 MARCH
                          ------------------------------------------------------------------------------   ------------------------
                                    1994                       1995                       1996                       1997
                          ------------------------   ------------------------   ------------------------   ------------------------
                                       OPERATING                  OPERATING                  OPERATING                  OPERATING
                          TURNOVER   PROFIT/(LOSS)   TURNOVER   PROFIT/(LOSS)   TURNOVER   PROFIT/(LOSS)   TURNOVER   PROFIT/(LOSS)
                          --------   -------------   --------   -------------   --------   -------------   --------   -------------
                                                                         (L MILLION)
United Kingdom                  22               6         22             (31)     2,303             293      1,853             248
US                           1,108              66      1,297             141      1,317             125        574              52
Australia                      117              27        127              25        147              28         74              14
Other                           --              --         --              --         --              --         18               3
                          --------   -------------   --------   -------------   --------   -------------   --------   -------------
                             1,247              99      1,446             135      3,767             446      2,519             317
Exceptional items               --              --         --              --       (132)             44         --             (20)
                          --------   -------------   --------   -------------   --------   -------------   --------   -------------
                             1,247              99      1,446             135      3,635             490      2,519             297
                          ========   =============   ========   =============   ========   =============   ========   =============

The above analysis of turnover shows the geographical segments from which goods and services are supplied.

Turnover by geographical destination:

                                                                                     SIX MONTHS
                                                                                       ENDED
                                                          YEAR ENDED 30 SEPTEMBER     31 MARCH
                                                          -----------------------    ----------
                                                          1994     1995     1996        1997
                                                          -----    -----    -----    ----------
                                                                       (L MILLION)
United Kingdom                                               27       34    2,183         1,861
North and South America                                   1,053    1,197    1,218           542
Rest of Europe                                               35       57       62            42
Asia/Pacific                                                132      158      172            74
                                                          -----    -----    -----    ----------
                                                          1,247    1,446    3,635         2,519
                                                          =====    =====    =====    ==========

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

4.  SEGMENTAL INFORMATION (CONTINUED)

                                             YEAR ENDED 30 SEPTEMBER                     AS OF 31 MARCH
                            ---------------------------------------------------------   -----------------
                                  1994                1995                1996                1997
                            -----------------   -----------------   -----------------   -----------------
                            TOTAL    CAPITAL    TOTAL    CAPITAL    TOTAL    CAPITAL    TOTAL    CAPITAL
                            ASSETS   EMPLOYED   ASSETS   EMPLOYED   ASSETS   EMPLOYED   ASSETS   EMPLOYED
                            ------   --------   ------   --------   ------   --------   ------   --------
                                                            (L MILLIONS)
By activity:
Coal                        2,933       1,277   3,004       1,399   3,102       1,440   2,975       1,370
Power                          --          --     608         273   1,317         889   1,934       1,117
Networks                       --          --   1,149       1,008   1,192       1,089   1,175       1,063
Other                          86          (7)     69         (23)     30          (4)    105           8
                            -----    --------   -----    --------   -----    --------   -----    --------
                            3,019       1,270   4,830       2,657   5,641       3,414   6,189       3,558
                            =====    ========   =====    ========   =====    ========   =====    ========
By geographical location:
United Kingdom                 44           7   1,780       1,283   2,520       1,981   3,121       2,166
US                          2,685       1,048   2,723       1,154   2,727       1,226   2,706       1,148
Australia                     290         215     327         220     394         207     269         226
Other                          --          --      --          --      --          --      93          18
                            -----    --------   -----    --------   -----    --------   -----    --------
                            3,019       1,270   4,830       2,657   5,641       3,414   6,189       3,558
                            =====    ========   =====    ========   =====    ========   =====    ========

                                                                                       AS OF
                                                               AS OF 30 SEPTEMBER     31 MARCH
                                                              ---------------------   --------
                                                              1994    1995    1996      1997
                                                              -----   -----   -----   --------
                                                                        (L MILLIONS)
Total assets are reconciled to the consolidated balance
  sheet as follows:
Assets analysed by activity                                   3,019   4,830   5,641    6,189
Unallocated cash, investments and other assets                   --     812      87      556
                                                              -----   -----   -----    -----
Total assets                                                  3,019   5,642   5,728    6,745
                                                              =====   =====   =====    =====

                                                                                       AS OF
                                                               AS OF 30 SEPTEMBER     31 MARCH
                                                             ----------------------   --------
                                                             1994    1995     1996      1997
                                                             -----   -----   ------   --------
                                                                       (L MILLIONS)
Capital employed is reconciled to invested
capital/shareholders' equity as follows:
Capital employed by activity                                 1,270   2,657    3,414     3,558
Current and deferred taxes                                     (99)   (303)    (147)     (285)
Dividend                                                        --      --       --       (29)
Borrowings less cash, investments and other unallocated
  assets and liabilities                                      (199)   (246)  (1,082)   (1,399)
                                                             -----   -----   ------    ------
Invested capital/shareholders' equity                          972   2,108    2,185     1,845
                                                             =====   =====   ======    ======

                                                     YEAR ENDED 30 SEPTEMBER
                       ------------------------------------------------------------------------------------
                                  1994                         1995                         1996
                       --------------------------   --------------------------   --------------------------
                                     DEPRECIATION                 DEPRECIATION                 DEPRECIATION
                         CAPITAL         AND          CAPITAL         AND          CAPITAL         AND
                       EXPENDITURE    DEPLETION     EXPENDITURE    DEPLETION     EXPENDITURE    DEPLETION
                       -----------   ------------   -----------   ------------   -----------   ------------
                                                           (L MILLIONS)
By ac-
tivity:
Coal                           133            113           140            119            98            121
Power                           --             --            --             --           134             15
Networks                        --             --            --             --           142             61
Other                           --             --            --             --            --             --
                       -----------   ------------   -----------   ------------   -----------   ------------
                               133            113           140            119           374            197
                       ===========   ============   ===========   ============   ===========   ============

                            SIX MONTHS ENDED
                                31 MARCH
                       --------------------------
                                  1997
                       --------------------------
                                     DEPRECIATION
                         CAPITAL         AND
                       EXPENDITURE    DEPLETION
                       -----------   ------------
                              (L MILLIONS)
By ac-
tivity:
Coal                            43             58
Power                           26             11
Networks                        71             31
Other                           10             --
                       -----------   ------------
                               150            100
                       ===========   ============

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

5.  COSTS AND OVERHEADS LESS OTHER INCOME

                                                                                     SIX MONTHS
                                                                                       ENDED
                                                          YEAR ENDED 30 SEPTEMBER     31 MARCH
                                                          -----------------------    ----------
                                                          1994     1995     1996        1997
                                                          -----    -----    -----    ----------
                                                                      (L MILLIONS)
Changes in stocks of finished goods and work in progress     (6)     (18)     (19)          (10)
Raw materials and consumables                               194      232    1,983         1,334
Employment costs (Note 6)                                   304      321      411           220
Depreciation                                                 60       58      128            64
Depletion                                                    53       61       69            36
Restructuring and reorganisation                             --       29      (29)           20
Other acquisition-related costs of Eastern                   --       --       31            --
Production taxes                                            113      138      162            70
Other operating charges less other income                   430      490      585           488
                                                          -----    -----    -----    ----------
                                                          1,148    1,311    3,321         2,222
                                                          =====    =====    =====    ==========

Included above are costs and overheads for the six months ended 31 March 1997 within Teplarny Brno of L15 million.

The reorganisation expense of L20 million in the six months ended 31 March 1997 reflects full provision for the reopening of Eastern's voluntary severance scheme in its Networks business.

The reorganisation provision created on the acquisition of Eastern in 1995 of L29 million was no longer deemed necessary and was reversed in 1996. A deferred tax asset of L11 million, recognised in 1995 to reflect the taxation relief in respect of this provision, was also reversed in 1996.

Other operating charges less other income for the six months ended 31 March 1997 includes operating lease rentals payable of L138 million (years ended 30 September 1996 L77 million, 1995 L20 million, 1994 L20 million) primarily in respect of plant and machinery.

                                                                                     SIX MONTHS
                                                                                       ENDED
                                                        YEAR ENDED 30 SEPTEMBER       31 MARCH
                                                       --------------------------    ----------
                                                        1994      1995      1996        1997
                                                       ------    ------    ------    ----------
                                                                     (L MILLION)
Audit fees                                                0.4       0.4       0.8           0.6
Non-audit fees payable to Ernst & Young in the
  United Kingdom                                           --        --       7.3           6.1
Non-audit fees payable to Ernst & Young outside the
  United Kingdom and to other auditors                     --        --        --           1.8

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

6.  EMPLOYEES

                                                                                     SIX MONTHS
                                                                                       ENDED
                                                          YEAR ENDED 30 SEPTEMBER     31 MARCH
                                                          ------------------------   ----------
                                                           1994     1995     1996       1997
                                                          ------   ------   ------   ----------
                                                                    (L MILLIONS)
(a) Employment costs
Wages and salaries                                           270      288      411          208
Employers' social security costs                              20       20       28           14
Post-retirement benefits                                      --       --       --           17
Pension costs (Note 23)                                       14       13       17           10
                                                          ------   ------   ------   ----------
                                                             304      321      456          249
Less: amounts capitalized                                     --       --      (45)         (29)
                                                          ------   ------   ------   ----------
Charged to profit and loss account                           304      321      411          220
                                                          ======   ======   ======   ==========

(b) Numbers employed
The average number of persons employed by the Group was:

                                                                       (NUMBER)
United Kingdom                                                193      201    6,195      6,770
US                                                          7,442    7,336    6,824      6,549
Australia                                                   1,054    1,069    1,098      1,120
Other                                                          --       --       --        669
                                                           ------   ------   ------     ------
                                                            8,689    8,606   14,117     15,108
                                                           ======   ======   ======     ======

The average number of persons employed by the Group by activity was:

Coal                                                        8,488    8,399    7,916      7,670
Power                                                          --       --    1,630      2,906
Networks                                                       --       --    4,370      4,256
Other                                                         201      207      201        276
                                                           ------   ------   ------     ------
                                                            8,689    8,606   14,117     15,108
                                                           ======   ======   ======     ======

7.  EXCEPTIONAL ITEMS

During 1996, the Group received an interim dividend of L11 million and special dividends (net of associated costs) totaling L165 million connected with the flotation of The National Grid Group plc ("National Grid Group"). Amounts credited to electricity customers in the form of a discount on electricity bills connected with this flotation totalled L132 million.

The profit on disposal of First Hydro of L25 million in 1996 arose on the disposal of the Group's interest in the pumped storage business of National Grid Group.

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

8.  NET INTEREST

Prior to the Demerger, a significant proportion of the Group's cash and bank balances and borrowing requirements were transferred to, or provided by, the Hanson Group. No interest was received or paid on the amounts so transferred or provided.

                                                                                          SIX MONTHS
                                                                                            ENDED
                                                       YEAR ENDED 30 SEPTEMBER             31 MARCH
                                                --------------------------------------    ----------
                                                   1994          1995          1996          1997
                                                ----------    ----------    ----------    ----------
                                                                    (L MILLION)
Interest expense
  On loans wholly repayable within five years            7             5            68            42
  On other loans                                        10            10            20            35
Interest capitalised                                    --            --            (8)           (5)
                                                ----------    ----------    ----------    ----------
                                                        17            15            80            72
Interest income                                         (3)           (4)          (37)          (35)
                                                ----------    ----------    ----------    ----------
Net interest expense                                    14            11            43            37
                                                ==========    ==========    ==========    ==========

Included in interest payable for the six months ended 31 March 1997 is L3 million relating to finance leases (year ended 30 September 1996: L7 million).

9.  TAXATION CHARGE/(CREDIT)

                                                                                          SIX MONTHS
                                                                                            ENDED
                                                       YEAR ENDED 30 SEPTEMBER             31 MARCH
                                                --------------------------------------    ----------
                                                   1994          1995          1996          1997
                                                ----------    ----------    ----------    ----------
                                                                    (L MILLION)
UNITED KINGDOM
Corporation tax at 33 per cent                          --            --             3            68
Adjustment in respect of previous years                 --            --           (15)           --
Advance corporation tax written off                      1            --            --            --
Deferred taxation                                       --           (11)           22             2
Tax credit on franked investment income                 --            --            29            --
                                                ----------    ----------    ----------    ----------
                                                         1           (11)           39            70
OVERSEAS
Current taxation                                        21            25            19             7
Deferred taxation                                       (5)           42            57             4
                                                ----------    ----------    ----------    ----------
Charge for the period                                   17            56           115            81
                                                ==========    ==========    ==========    ==========
The taxation charge for the period has been
  reduced by the following amounts arising
  from group relief surrendered for nil
  consideration by other Hanson Group
  companies                                             --            --            30            26
                                                ==========    ==========    ==========    ==========

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

9.  TAXATION CHARGE/(CREDIT) (CONTINUED)
The tax charge for the six months ended 31 March 1997 is net of a credit of L1 million in respect of an exceptional item. If full provision had been made for deferred tax for the period ended 31 March 1997, the tax charge would have decreased by L71 million (year ended 30 September 1996 increased by L31 million, 1995 Lnil, 1994 reduced by L6 million) being L38 million in respect of capital allowances in excess of depreciation and L33 million in respect of other timing differences. As a result of the stand-alone basis of providing for deferred tax, the charge for deferred tax shown above was increased by L57 million for the year ended 30 September 1996 (1995 L42 million, 1994 reduced by L5 million).

As a result of the surrender of group relief for nil consideration, together with the taxation effects of the National Grid Group flotation, the tax charge shown for the three years ended 30 September 1996 is not representative of the charge that may arise following the Demerger Transactions.

A reconciliation of the tax charge at the UK statutory rate of corporation tax to the actual tax charge is as follows:

                                                                                          SIX MONTHS
                                                                                            ENDED
                                                       YEAR ENDED 30 SEPTEMBER             31 MARCH
                                                --------------------------------------    ----------
                                                   1994          1995          1996          1997
                                                ----------    ----------    ----------    ----------
                                                                    (L MILLION)
Profit before taxation                                  85           124           472           260
                                                ==========    ==========    ==========    ==========
National UK corporation tax at 33 per cent              28            41           156            86
Permanent differences                                   (4)          (20)           (4)           16
Timing differences                                      (4)            3           (31)           --
Free group relief                                       --            --           (30)          (26)
Effect of overseas tax rates                            (3)           32            39             4
Adjustments in respect of prior years                   --            --           (15)           --
Other                                                   --            --            --             1
                                                ----------    ----------    ----------    ----------
Actual tax charge                                       17            56           115            81
                                                ==========    ==========    ==========    ==========

10.  EARNINGS PER SHARE

Earnings per share are based on the profit for each period and on 521 million ordinary shares for each of the three years in the period ended 30 September 1996, being the number of ordinary shares in the Company which were issued in respect of the Demerger.

Earnings per share for the six months ended 31 March 1997 are based on 519 million ordinary shares. This excludes the 2 million shares held as at 31 March 1997 by The Energy Group Employee Benefit Trust which has waived its right to dividends on the shares it holds.

Adjusted earnings per share are based on the same number of shares and the profit for the relevant period after excluding the items relating to the National Grid Group flotation, the profit on disposal of First Hydro, the exceptional restructuring and reorganisation and the related taxation as follows:

                                                                                  SIX MONTHS
                                                                                    ENDED
                                               YEAR ENDED 30 SEPTEMBER             31 MARCH
                                        --------------------------------------    ----------
                                           1994          1995          1996          1997
                                        ----------    ----------    ----------    ----------
                                                            (L MILLION)
Profit for the period as reported               68            68           357           179
Adjusted for
  National Grid Group flotation                 --            --           (44)           --
  Profit on disposal of First Hydro             --            --           (25)           --
  Exceptional restructuring and
     reorganisation cost                        --            --            --            20
  Related taxation                              --            --            29            (1)
                                        ----------    ----------    ----------    ----------
Profit as adjusted                              68            68           317           198
                                        ==========    ==========    ==========    ==========

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

11.  DIVIDEND

                                                                          SIX MONTHS
                                                                            ENDED
                                                                           31 MARCH
                                                              PENCE PER    1997 IN
                                                                SHARE     L MILLION
                                                              ---------   ----------
Dividend paid to ordinary shareholders on 4 July 1997              5.5p           29

Prior to the Demerger, the businesses comprising The Energy Group PLC were owned by Hanson and appropriations of cash and other assets have been treated as diminutions in net assets.

12.  TANGIBLE FIXED ASSETS

                                                                                           PLANT,
                                                     COAL                                 EQUIPMENT
                                        LAND AND    AND GAS   DISTRIBUTION   GENERATING   AND MOTOR
                                        BUILDINGS   ASSETS       SYSTEM       STATIONS    VEHICLES    TOTAL
                                        ---------   -------   ------------   ----------   ---------   -----
                                                                    (L MILLION)
COST
As at 1 October 1993                          --      2,298             --           --         832   3,130
Exchange adjustments                          --        (99)            --           --         (26)   (125)
Additions                                     --         55             --           --          77     132
Disposals                                     --       (101)            --           --         (52)   (153)
                                        --------    -------   ------------   ----------   ---------   -----
As at 30 September 1994                       --      2,153             --           --         831   2,984
Exchange adjustments                          --         (5)            --           --          --      (5)
Additions                                     --         36             --           --         104     140
Acquisitions                                  78        228            904          261         118   1,589
Disposals and other                           --        (30)            --           --         (72)   (102)
                                        --------    -------   ------------   ----------   ---------   -----
As at 30 September 1995                       78      2,382            904          261         981   4,606
Exchange adjustments                          --         35             --           --          18      53
Additions                                     14         55             83           93         129     374
Disposals                                    (17)        (6)            --           --         (32)    (55)
                                        --------    -------   ------------   ----------   ---------   -----
As at 30 September 1996                       75      2,466            987          354       1,096   4,978
Exchange adjustments                          --       (116)            --           --         (45)   (161)
Additions                                     14         21             48           13          54     150
Acquisitions                                  --         --             --           36           7      43
Disposals and other                           --        (75)            (3)          (1)        (44)   (123)
                                        --------    -------   ------------   ----------   ---------   -----
As at 31 March 1997                           89      2,296          1,032          402       1,068   4,887
                                        ========    =======   ============   ==========   =========   =====

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

12.  TANGIBLE FIXED ASSETS (CONTINUED)

                                                                                           PLANT,
                                                     COAL                                 EQUIPMENT
                                        LAND AND    AND GAS   DISTRIBUTION   GENERATING   AND MOTOR
                                        BUILDINGS   ASSETS       SYSTEM       STATIONS    VEHICLES    TOTAL
                                        ---------   -------   ------------   ----------   ---------   -----
                                                                    (L MILLION)
ACCUMULATED DEPRECIATION AND DEPLETION
As at 1 October 1993                          --        289             --           --         505     794
Exchange adjustments                          --        (14)            --           --         (18)    (32)
Charge for the year                           --         53             --           --          60     113
Disposals                                     --        (34)            --           --         (47)    (81)
                                        --------    -------   ------------   ----------   ---------   -----
As at 30 September 1994                       --        294             --           --         500     794
Exchange adjustments                          --         (2)            --           --          --      (2)
Charge for the period                         --         61             --           --          58     119
Disposals                                     --        (23)            --           --         (56)    (79)
                                        --------    -------   ------------   ----------   ---------   -----
As at 30 September 1995                       --        330             --           --         502     832
Exchange adjustments                          --          6             --           --          10      16
Charge for the year                            2         69             39            7          80     197
Disposals                                     --        (16)            --           --         (26)    (42)
                                        --------    -------   ------------   ----------   ---------   -----
As at 30 September 1996                        2        389             39            7         566   1,003
Exchange adjustments                          --        (19)            --           --         (26)    (45)
Charge for the period                          1         36             20           --          43     100
Disposals and other                           --        (20)            --           (1)        (60)    (81)
                                        --------    -------   ------------   ----------   ---------   -----
As at 31 March 1997                            3        386             59            6         523     977
                                        ========    =======   ============   ==========   =========   =====
NET BOOK VALUE
As at 1 October 1993                          --      2,009             --           --         327   2,336
                                        ========    =======   ============   ==========   =========   =====
As at 30 September 1994                       --      1,859             --           --         331   2,190
                                        ========    =======   ============   ==========   =========   =====
As at 30 September 1995                       78      2,052            904          261         479   3,774
                                        ========    =======   ============   ==========   =========   =====
As at 30 September 1996                       73      2,077            948          347         530   3,975
                                        ========    =======   ============   ==========   =========   =====
As at 31 March 1997                           86      1,910            973          396         545   3,910
                                        ========    =======   ============   ==========   =========   =====

The net book value of land and buildings at 31 March 1997 comprises freeholds of L85 million (30 September 1996 L72 million), long leaseholds of L1 million (30 September 1996 L1 million) and short leaseholds of Lnil (30 September 1996
Lnil).

Coal and gas assets at 31 March 1997 include natural gas assets with a cost of L40 million (30 September 1996 L35 million), accumulated depletion of L8 million (30 September 1996 L2 million) and net book value of L32 million (30 September 1996 L33 million).

Capitalised interest at 31 March 1997 included within fixed assets amounts to L13 million (30 September 1996 L8 million).

The cost of distribution system fixed assets at 31 March 1997 is shown net of customer contributions of L359 million (30 September 1996 L343 million). The net book value of customer contributions at 31 March 1997 was L267 million (30 September 1996 L256 million).

Other movements consist mainly of the change in treatment of Black Beauty Coal Company which is described in Note 13.

Assets in the course of construction at 31 March 1997 amounted to L298 million (30 September 1996 L310 million).

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

12.  TANGIBLE FIXED ASSETS (CONTINUED)
Generating stations include assets held under finance leases as follows:

                                                                 AS AT         AS AT
                                                              30 SEPTEMBER    31 MARCH
                                                                  1996          1997
                                                              ------------    --------
                                                                    (L MILLIONS)
Cost                                                                   128         128
Accumulated depreciation                                               (12)        (14)
                                                              ------------    --------
Net book value                                                         116         114
                                                              ============    ========

13.  FIXED ASSET INVESTMENTS

                                                                 UNLISTED INVESTMENTS
                                               --------------------------------------------------------
                                                LOANS TO    ASSOCIATED            INVESTMENT IN
                                               ASSOCIATES   UNDERTAKING   OTHER    OWN SHARES     TOTAL
                                               ----------   -----------   -----   -------------   -----
                                                                     (L MILLION)
As at 1 October 1993                                  --              5      --              --       5
Share of retained profit                              --              1      --              --       1
                                               ---------    -----------   -----   -------------   -----
As at 30 September 1994                               --              6      --              --       6
Acquisitions                                          16             --      15              --      31
                                               ---------    -----------   -----   -------------   -----
As at 30 September 1995                               16              6      15              --      37
Disposals                                            (16)            (1)     (3)             --     (20)
                                               ---------    -----------   -----   -------------   -----
As at 30 September 1996                               --              5      12              --      17
Adjustment                                            --             25      --              --      25
Acquisitions                                          --             --       2              --       2
Additions                                             --             --      28              11      39
Share of retained profit                              --              1      --              --       1
Disposals                                             --             --     (12)             --     (12)
                                               ---------    -----------   -----   -------------   -----
As at 31 March 1997                                   --             31      30              11      72
                                               =========    ===========   =====   =============   =====

The investment in own shares represents The Energy Group Employee Benefit Trust's investment in the company's shares.

The Energy Group Employee Benefit Trust has been established to acquire ordinary shares in the company, by subscription or purchase, with funds provided by the company to satisfy rights to shares arising on the exercise of share options and on the vesting of performance-related share awards. At 31 March 1997 the trust had acquired 2,250,000 ordinary shares at a cost of L10.7 million, financed by interest-free loans from the company, which at the balance sheet date totalled L15 million. Since 31 March 1997 the trust has acquired a further 1,850,891 ordinary shares at a cost of L9.3 million and a further interest-free loan of L5 million has been made to the trust. The trust has waived its right to dividends on the ordinary shares held by it.

The principal associated undertaking at 31 March 1997 was:

                                                    FINANCIAL     SHARE CAPITAL    PRE-TAX      %
                                        COUNTRY     YEAR END      AND RESERVES     PROFIT     OWNED
                                        -------    -----------    -------------    -------    -----
Black Beauty Coal Company                   USA    31 December             L74m        L6m       33

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

13.  FIXED ASSET INVESTMENTS (CONTINUED)
Following a detailed consideration of the nature of the joint venture agreement governing Black Beauty Coal Company ("BBCC"), the Group's interest in that operation is now accounted for on an equity accounting basis, rather than the proportional consolidation basis which had historically been applied. This change in treatment better reflects the nature of the Group's interest in the operation, its revenues and its assets. A summary of the effect of this change in accounting treatment on the Group balance sheet is shown below:

                                                                  GROUP'S SHARE OF
                                                                BBCC'S BALANCE SHEET
                                                              ------------------------
                                                                 AS AT         AS AT
                                                              30 SEPTEMBER    31 MARCH
                                                                  1996          1997
                                                              ------------    --------
                                                                    (L MILLION)
Tangible fixed assets                                                   41          44
Working capital                                                         37          43
Net debt                                                               (53)        (62)
                                                              ------------    --------
Group's share of net assets                                             25          25
                                                              ============    ========

Each of the individual items in the summarised BBCC balance sheet at 30 September 1996 was included within the Group balance sheet as at 30 September 1996 under proportional consolidation. During the six month period ended 31 March 1997 adjustments have been made to remove these items due to the change in treatment. The above BBCC balance sheet analysis as at 31 March 1997 is purely for information purposes as it is only the Group's share of the net assets of BBCC which is included within the consolidated balance sheet under "Fixed Asset Investments -- Associated Undertakings." The balance at the start of the period is shown as an adjustment in the above table of fixed asset investments.

14.  STOCKS

                                                                 AS AT         AS AT
                                                              30 SEPTEMBER    31 MARCH
                                                                  1996          1997
                                                              ------------    --------
                                                                    (L MILLION)
Raw materials and consumables                                          152         118
Work in progress                                                        52          66
Finished stock and items for resale                                     50          72
                                                              ------------    --------
                                                                       254         256
                                                              ============    ========

15.  DEBTORS

                                                                 AS AT         AS AT
                                                              30 SEPTEMBER    31 MARCH
                                                                  1996          1997
                                                              ------------    --------
                                                                    (L MILLION)
Amounts falling due after more than one year
  Trade debtors                                                         --           6
  Advance corporation tax recoverable                                   84          91
  Royalties receivable and other debtors                               182         232
  Operating lease prepayments                                          270         232
                                                              ------------    --------
                                                                       536         561
                                                              ============    ========
Amounts falling due within one year
  Trade debtors                                                        502         647
  Other debtors and prepayments                                        261         151
                                                              ------------    --------
                                                                       763         798
                                                              ============    ========

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

16.  CURRENT ASSET INVESTMENTS

At 31 March 1997 and at 30 September 1996 all current asset investments were in unlisted entities.

17.  SHORT-TERM DEPOSITS

At 31 March 1997, L408 million of the short-term deposits has been used to cash-collateralise existing future obligations to certain banks in respect of the funding of the operating leases of power stations leased from National Power.

18.  CREDITORS

                                                                 AS AT         AS AT
                                                              30 SEPTEMBER    31 MARCH
                                                                  1996          1997
                                                              ------------    --------
                                                                    (L MILLION)
Amounts falling due within one year
  Bank overdrafts                                                      119          61
  Short-term loans                                                      14         732
  Commercial paper                                                     144          --
  Finance leases                                                        10           6
  Trade creditors                                                      313         376
  Corporation tax                                                       39         105
  Other taxation and social security                                    61          20
  Other creditors                                                       49         148
  Accruals and deferred income                                         292         270
  Dividend                                                              --          29
                                                              ------------    --------
                                                                     1,041       1,747
                                                              ============    ========

Weighted average interest rates at 31 March 1997 on bank overdrafts were 12.8 per cent, and on short-term loans and commercial paper, 6.5 per cent.

Weighted average interest rates at 30 September 1996 on bank overdrafts were 7.4 per cent, short-term loans, 7.5 per cent and commercial paper 7.1 per cent.

                                                                 AS AT         AS AT
                                                              30 SEPTEMBER    31 MARCH
                                                                  1996          1997
                                                              ------------    --------
                                                                    (L MILLION)
Amounts falling due after more than one year
  Loans not wholly repayable within 5 years
     $300 million 5% subordinated income note 2006                     192         170
     L350 million 8.375% bonds 2004                                    347         348
     L200 million 8.5% bonds 2025                                      197         197
                                                              ------------    --------
                                                                       736         715
  Other loans repayable within 5 years                                  56         791
  Net obligations under finance leases                                 153         149
                                                              ------------    --------
                                                                       945       1,655
                                                              ============    ========

L100 million of the L350 million 8.375 per cent bonds has been converted into floating rate debt by way of interest rate swaps expiring in 2004. At 31 March 1997, the weighted average interest rate payable was 7.4 per cent (30 September 1996 5.7 per cent). Amounts shown above for bonds are net of unamortised issue costs.

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

18.  CREDITORS (CONTINUED)
Long-term debt and finance leases are repayable as follows:

                                                                 AS AT         AS AT
                                                              30 SEPTEMBER    31 MARCH
                                                                  1996          1997
                                                              ------------    --------
                                                                    (L MILLION)
1998                                                                    29          --
1999                                                                    32         227
2000                                                                    43         243
2001                                                                    28         261
2002                                                                    26         149
thereafter                                                             787         775
                                                              ------------    --------
                                                                       945       1,655
                                                              ============    ========

Long-term debt and finance leases are denominated in the following currencies:

                                                                 AS AT         AS AT
                                                              30 SEPTEMBER    31 MARCH
                                                                  1996          1997
                                                              ------------    --------
                                                                    (L MILLION)
Sterling                                                               689       1,473
US dollars                                                             248         174
Australian dollars                                                       8           8
                                                              ------------    --------
                                                                       945       1,655
                                                              ============    ========

The Group is exposed to loss in the event of non-performance by banks under currency swap and interest rate protection agreements described above. The extent of this exposure varies with the prevailing interest and currency rates and was not material throughout the period. No single bank was party as at 31 March 1997 to more than L235 million nominal value of such agreements. The Group does not anticipate non-performance by any of its counterparties.

Obligations of commercial banks under standby letters of credit totalled L135 million as at 31 March 1997.

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

19.  PROVISIONS FOR LIABILITIES AND CHARGES

                                                HEALTH CARE      RECLAMATION
                                                    AND              AND
                                               OBLIGATIONS TO   ENVIRONMENTAL   DEFERRED
                                                 EMPLOYEES       OBLIGATIONS    TAXATION    OTHER    TOTAL
                                               --------------   -------------   --------    -----    -----
                                                                       (L MILLION)
As at 1 October 1993                                      966             378        101       68    1,513
Exchange adjustments                                      (49)            (20)        (5)      (2)     (76)
Utilised in year                                          (84)            (38)        (4)      (8)    (134)
Provided/(released) in year                                84              (8)        (5)       2       73
Acquisitions                                               --              (3)        --       (1)      (4)
                                               --------------   -------------   --------    -----    -----

As at 30 September 1994                                   917             309         87       59    1,372
Exchange adjustments                                       (3)             (1)        (2)      --       (6)
Utilised in year                                          (68)            (43)        --      (29)    (140)
Provided/(released) in year                                65              23         42       36      166
Acquisitions                                                8              17         86      258      369
                                               --------------   -------------   --------    -----    -----

As at 30 September 1995                                   919             305        213      324    1,761
Exchange adjustments                                       12               4          1       --       17
Utilised in year                                          (80)            (43)         7      (62)    (178)
Provided/(released) in year                                48              19         57       (4)     120
Acquisition adjustment (Note 16)                           --              --        (86)     (77)    (163)
                                               --------------   -------------   --------    -----    -----

As at 30 September 1996                                   899             285        192      181    1,557
Exchange adjustments                                      (43)            (14)        (9)      (1)     (67)
Utilised in period                                        (34)            (13)        (7)     (15)     (69)
Provided in period                                         26              22          4       25       77
                                               --------------   -------------   --------    -----    -----

As at 31 March 1997                                       848             280        180      190    1,498
                                               ==============   =============   ========    =====    =====

Deferred tax provided as at 30 September 1996 included L142 million in respect of liabilities recognised by the Group, consequent upon being on a stand-alone basis following the Demerger. The provided and unprovided liabilities to deferred taxation were as follows:

                                                         AMOUNTS PROVIDED         AMOUNTS UNPROVIDED
                                                      -----------------------   -----------------------
                                                         AS AT        AS AT        AS AT        AS AT
                                                      30 SEPTEMBER   31 MARCH   30 SEPTEMBER   31 MARCH
                                                      ------------   --------   ------------   --------
                                                          1996         1997         1996         1997
                                                      ------------   --------   ------------   --------
                                                                         (L MILLION)
Excess of capital allowances                                   100         87            803        753
Post-retirement healthcare benefits                             --         --           (226)      (215)
Other timing differences                                        92         93           (200)      (220)
                                                      ------------   --------   ------------   --------
                                                               192        180            377        318
                                                      ============   ========   ============   ========

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

20.  ACQUISITIONS

During the six months ended 31 March 1997 the Group acquired 52.8 per cent. of the issued share capital of Teplarny Brno a.s., a heating and generation company based in the Czech Republic. For the period since acquisition, turnover of L18 million and operating profit of L3 million in respect of this acquisition are included within the consolidated profit and loss account. The total purchase consideration for the acquisition of this 52.8 per cent. interest was L21 million. Its operating assets and liabilities were as follows:

                                                                 SIX MONTHS ENDED 31 MARCH 1997
                                                             ---------------------------------------
                                                             BOOK VALUE    ADJUSTMENTS    FAIR VALUE
                                                             ----------    -----------    ----------
                                                                           (L MILLION)
Tangible fixed assets                                                33             10            43
Fixed asset investments                                               2             --             2
Working capital                                                      (4)            (2)           (6)
Cash                                                                  1             --             1
                                                             ----------    -----------    ----------
                                                                     32              8            40
                                                             ==========    ===========    ==========
Cash consideration                                                                                21
Minority interest                                                                                 19
                                                                                          ----------
                                                                                                  40
                                                                                          ==========
The net cash flow for the acquisition was:
  Cash consideration                                                                              21
  Cash acquired                                                                                   (1)
                                                                                          ----------
Net cash paid                                                                                     20
                                                                                          ==========

Fair value adjustments were made to the book value of the assets and liabilities of the above acquisition to bring them into alignment with the Group's accounting policies and to adjust where applicable the carrying values of certain assets and liabilities.

The above figures reflect a preliminary allocation of the purchase consideration to the net assets and liabilities of the acquisition made in the period. The preliminary allocation will be reviewed based on additional information up to 31 March 1998. The Directors do not believe that any net adjustments resulting from such a review would have a material adverse effect on the Group.

For the year prior to acquisition, Teplarny Brno reported profit after tax of L4 million.

There were no significant acquisitions in the year ended 30 September 1994 and the year ended 30 September 1996.

Eastern was acquired by Hanson on 18 September 1995. As explained above, Eastern has been included in the balance sheet of the Group as at 30 September 1995 and in its results from 1 October 1995. The Caballo and Rawhide mines were acquired by Peabody on 1 November 1994.

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

20.  ACQUISITIONS (CONTINUED)
The operating assets and liabilities of Eastern and the Caballo and Rawhide mines together with the fair value adjustments were as follows:

                                                             YEAR ENDED 30 SEPTEMBER
                             ----------------------------------------------------------------------------------------
                                                         1995                                          1996
                             -------------------------------------------------------------   ------------------------
                                         CABALLO
                             EASTERN   AND RAWHIDE
                              BOOK        MINES        TOTAL         TOTAL        TOTAL         TOTAL        TOTAL
                              VALUE    BOOK VALUE    BOOK VALUE   ADJUSTMENTS   FAIR VALUE   ADJUSTMENTS   FAIR VALUE
                             -------   -----------   ----------   -----------   ----------   -----------   ----------
                                                                   (L MILLION)
Fixed assets                   1,106           124        1,230           359        1,589            --        1,589
Stock                             12            10           22            --           22            --           22
Debtors                          379             2          381           (13)         368            13          381
Cash                             264            --          264            --          264            --          264
Unlisted investments             284            --          284           295          579            44          623
Creditors                       (392)          (10)        (402)          (17)        (419)           17         (402)
Loans and finance leases        (688)           --         (688)           --         (688)           --         (688)
Provisions for liabilities
  and charges                   (129)          (11)        (140)         (220)        (360)          147         (213)
                             -------   -----------   ----------   -----------   ----------   -----------   ----------
                                 836           115          951           404        1,355           221        1,576
                             =======   ===========   ==========   ===========   ==========   ===========   ==========
Consideration (Eastern L2,496 million; Caballo and Rawhide L227 million)             2,723                      2,723
Goodwill (Eastern)                                                                  (1,368)                    (1,147)
                                                                                ----------                 ----------
                                                                                     1,355                      1,576
                                                                                ==========                 ==========

The following fair value adjustments relating to Eastern and the Caballo and Rawhide mines were made to the book values of the assets and liabilities acquired:

                                                                   YEAR ENDED 30 SEPTEMBER
                                                       -----------------------------------------------
                                                                   1995                     1996
                                                       -----------------------------   ---------------
                                                                   CABALLO
                                                                 AND RAWHIDE
                                                       EASTERN      MINES      TOTAL   EASTERN   TOTAL
                                                       -------   -----------   -----   -------   -----
                                                                         (L MILLION)
Tangible fixed assets                                      242           117     359        --     359
Unlisted investments                                       295            --     295        44     339
Debtors                                                    (13)           --     (13)       13      --
Liabilities in respect of purchase contracts              (129)           --    (129)       61     (68)
Creditors                                                  (17)           --     (17)       17      --
Deferred tax                                               (86)           --     (86)       86      --
Other liabilities                                           --            (5)     (5)       --      (5)
                                                       -------   -----------   -----   -------   -----
                                                           292           112     404       221     625
                                                       =======   ===========   =====   =======   =====

Goodwill arising at the time of acquisition of Eastern of L1,368 million was reduced in 1996 by L221 million, principally as a result of the release of provisions no longer considered necessary.

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

20.  ACQUISITIONS (CONTINUED)
All of the above acquisitions have been accounted for using the acquisition method of accounting. Had the acquisitions been made at the beginning of the years in which they were actually made and at the beginning of the respective previous years, the unaudited pro forma results of operations of the Group would have been as follows:

                                                              YEAR ENDED 30 SEPTEMBER
                                                              ------------------------
                                                               1994              1995
                                                              ------            ------
                                                                    (L MILLION)
Turnover                                                      3,109             3,640
Profit for the year                                             210               132
Earnings per share                                             40.3p             25.3p

The acquisition of Teplarny Brno would not have had a material impact on the Group's results prior to acquisition.

21.  CONTINGENT LIABILITIES

Certain properties in the US in which the Group has or has had an interest are subject to actual or potential environmental claims. The Directors have made a L42 million provision, included in provisions for reclamation and environmental obligations (Note 19), in relation to these claims, but significant uncertainty exists as to whether these claims will be pursued against the Group in all cases and, where they are pursued, the amount of the eventual costs and liabilities. In the event that future costs and liabilities are in excess of amounts accrued, the Directors do not anticipate that they will have a material adverse effect on the consolidated results of operations, financial portion or liquidity of the Group.

In February 1997 final determinations were made against The National Grid Company plc ("National Grid") and its group trustees by the Pensions Ombudsman on complaints by two pensioners in National Grid's section of the Electricity Supply Pension Scheme ("ESPS") relating to the use of the surplus arising under the actuarial valuation of the National Grid section as at 31 March 1992 to meet certain additional costs arising from the payment of pensions on early retirement pursuant to reorganisation or redundancy and certain additional contributions. These determinations were set aside by the High Court on 10 June 1997 and the arrangements made by National Grid and its trustees in dealing with its section's surplus were confirmed. The two pensioners have now appealed against this decision. If a similar complaint were to be made against Eastern in relation to its use of actuarial surplus in its section of the ESPS, it would resist it, ultimately through the courts. However, if a determination were finally to be made against it and upheld by the courts, Eastern could have a potential liability to repay to its section of the ESPS an amount estimated by the Directors to be up to L75 million (exclusive of any applicable interest charges).

The Group is subject to business risks which are actively managed against exposures.

22.  FINANCIAL COMMITMENTS

(a) Capital commitments of the Group were as follows:

                                                                 AS AT         AS AT
                                                              30 SEPTEMBER    31 MARCH
                                                                  1996          1997
                                                              ------------    --------
                                                                    (L MILLIONS)
Contracted but not provided for                                         83         146
                                                              ============    ========

(b) Gas take or pay contracts

There are various types of contracts for the purchase of gas. Almost all include "take or pay" obligations under which the buyer agrees to pay for a minimum quantity of gas in a year. In order to help meet the expected needs of its wholesale and retail customers. Eastern has entered into a range of gas purchase contracts. As at 31 March 1997 the commitments under long-term gas purchase contracts amounted to an estimated L2.2 billion (30 September 1996 L2.3 billion) covering periods up to 18 years forward. The Directors do not consider it likely, on the basis of the Group's current expectations of demand from its customers as compared with its take or pay obligations under such purchase contracts, that any material payments will become due from the Group for gas not taken.

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

22.  FINANCIAL COMMITMENTS (CONTINUED)
(c) The future minimum rental commitments at 31 March 1997, under finance leases and non-cancellable operating leases, together with the present value of minimum lease payments under finance leases were as follows:

                                                              OPERATING    FINANCE
                    YEAR ENDING 31 MARCH                       LEASES      LEASES
                    --------------------                      ---------    -------
                                                                  (L MILLION)
1998                                                                 22         16
1999                                                                 66         19
2000                                                                 62         20
2001                                                                 38         18
2002                                                                 36         17
thereafter                                                          120        121
                                                              ---------    -------
Total minimum lease payments                                        344        211
                                                              =========
Less amount representing interest                                              (56)
                                                                           -------
Present value of minimum lease payments                                        155
                                                                           =======

The majority of the operating lease commitments relate to coal-fired power stations. Additional payments of approximately L6 per megawatt hour (indexed) linked to output levels from these stations are payable for between the first five and seven years of their operation by the Group.

(d) The annual commitments under non-cancellable operating leases at 30 September 1996 and 31 March 1997 were:

                                                           30 SEPTEMBER 1996       31 MARCH 1997
                                                           ------------------    ------------------
                                                           LAND AND              LAND AND
                                                           BUILDINGS    OTHER    BUILDINGS    OTHER
                                                           ---------    -----    ---------    -----
                                                                         (L MILLION)
Leases expiring
Within one year                                                   --       --           --       --
Within two to five years                                          --        9            2        5
After five years                                                   2       29            1       14
                                                           ---------    -----    ---------    -----
                                                                   2       38            3       19
                                                           =========    =====    =========    =====

23.  PENSION AND POST-RETIREMENT HEALTHCARE

PENSIONS

The Group participates in several defined benefit pension plans in the UK, the US and Australia which cover the majority of employees. The benefits for these plans are based primarily on years of credited service and final average pensionable pay as defined under the respective plan provisions.

The total cost of all pensions of the Group in the years ended 30 September 1994, 1995 and 1996 and the six months ended 31 March 1997, was L14 million, L13 million, L17 million and L10 million, respectively. The amount for 1996 includes L4 million relating to UK employees and L10 million in respect of additional one-off cash retirement costs for US employees.

In the US, Peabody sponsors four main defined benefit pension plans. With the exception of one plan, assets are set aside in separate trustee-administered funds. Each of these plans is assessed annually by independent qualified actuaries using the projected unit method, the latest valuations being as at 30 September 1996. In addition, Peabody participates in two multi-employer plans. In these plans, the assets contributed by the participating employers are aggregated and the contributions payable are determined by independent qualified actuaries in accordance with industry-wide agreements. Peabody also has a number of defined contribution plans. Costs relating to the multi-employer and the defined contribution plans are recognised as incurred.

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

23.  PENSION AND POST-RETIREMENT HEALTHCARE (CONTINUED)
In the UK, the majority of Eastern employees are members of the ESPS which provides pensions of a defined benefit nature for employees throughout the Electricity Supply industry. The ESPS operates on the basis that there is no cross-subsidy between employers and the financing of Eastern's pension liabilities is therefore independent of the experience of other participating employers. The assets of the ESPS are held in a separate trustee-administered fund.

The pension cost relating to the Eastern part of the ESPS is assessed in accordance with the advice of independent qualified actuaries using the projected unit method. The latest actuarial valuation was carried out as at 31 March 1995.

The total market value of the assets of the US plans, excluding the multi-employer and defined contribution plans, was L255 million as at 30 September 1996. The market value of the assets of Eastern's section of the ESPS was L681 million at 31 March 1995.

The assumptions which had the most significant effect on the results of the valuations were that the rate of investment return would exceed salary increases (exclusive of merit awards) by 2 1/2 per cent. per annum for the UK plans and by an average 3 1/2 per cent. per annum in the US, and with investment returns in the UK being assumed to exceed future pension increases by 4 per cent. per annum. The actuarial value of the assets was sufficient to cover 104 per cent. of the benefits that had accrued to members in the UK and 98 per cent. in the US.

Provisions for liabilities and charges (Note 19) include a provision of L4 million (provision of L1 million at 30 September 1994 and L10 million at 30 September 1995, prepayment of L1 million at 30 September 1996) representing the excess of the accumulated amount charged against the Group's profits in respect of pension costs over the contributions paid to the plans concerned.

POST-RETIREMENT HEALTHCARE

The Group also provides post-retirement health care and life assurance benefits under plans mainly in the US to certain groups of its retired and active employees.

As at 31 March 1997 the accumulated post-retirement benefit obligation excluding pensions, as assessed by independent qualified actuaries, for retirees and the obligation for prior service costs of currently active employees is approximately L576 million. The charge for the six months ended 31 March 1997 has been accrued based upon actuarial calculations determined in accordance with required accounting standards. This resulted in the recognition of service costs for benefits earned during the period of approximately L2 million, and interest cost on accumulated benefit obligations of approximately L21 million. The actuarial assumptions used to estimate the obligations vary according to the claims experience and economic conditions relevant to each plan. It has been assumed that the annual per capita cost of benefits will increase 6-8 per cent. depending on claims experience and economic conditions relevant to each plan. This rate is assumed to decrease 1/2 per cent. a year to 5 per cent. The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 7 1/2 per cent. as at 31 March 1997.

24. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                                                    SIX MONTHS
                                                                                      ENDED
                                                        YEAR ENDED 30 SEPTEMBER      31 MARCH
                                                       --------------------------   ----------
                                                       1994      1995       1996       1997
                                                       -----     -----     ------   ----------
                                                                     (L MILLION)
Operating profit before exceptional items                 99       135        446          317
Depreciation and depletion                               113       119        197          100
Profit on sale of fixed assets                            (4)       (8)       (16)          (3)
Share of profit of associated undertaking                 --        --         --           (2)
Increase in investments                                   --        --         --           (2)
Increase in stocks                                       (11)      (19)       (93)          (8)
(Increase)/decrease in debtors                           (62)      197        (94)         (83)
Operating lease prepayments                               --        --       (342)          --
Increase/(decrease) in creditors                          60        (6)        36           50
Decrease in provisions and other long-term creditors     (52)      (16)      (122)         (23)
                                                       -----     -----     ------      -------
Net cash inflow from operating activities                143       402         12          346
                                                       =====     =====     ======      =======

                                                                   LONG-TERM
                                                                     LOANS        CURRENT
                                                                  AND FINANCES     LOANS
                                                         SHARE       LEASE       AND NOTES
                                                        CAPITAL   OBLIGATIONS     PAYABLE      TOTAL
                                                        -------   ------------   ----------   -------
                                                                         (L MILLION)
As at 1 October 1993                                       --           245           51          296
Exchange adjustments                                       --           (12)          --          (12)
Cash (outflow)/inflow from financing                       --            (9)          36           27
                                                         ----       -------        -----      -------

As at 30 September 1994                                    --           224           87          311
Exchange adjustments                                       --            (1)           1           --
Cash inflow/(outflow) from financing                       --            --          (20)         (20)
Loans and finance lease obligations of Eastern             --           688           --          688
                                                         ----       -------        -----      -------

As at 30 September 1995                                    --           911           68          979
Exchange adjustments                                       --             3            3            6
Cash inflow from financing                                 --            31           97          128
                                                         ----       -------        -----      -------

As at 30 September 1996                                    --           945          168        1,113
Additional net debt at 1 October 1996                      --            --          381          381
Non-cash demerger share issue                              52            --           --           52
Additional debt on demerger                                --            --           42           42
Exchange movements                                         --           (12)          (9)         (21)
Cash inflow from financing                                 --           789          149          938
Other movements                                            --           (54)          (6)         (60)
Current loan reallocations                                 --           (13)          13           --
                                                         ----       -------        -----      -------

Balance as at 31 March 1997                                52         1,655          738        2,445
                                                         ====       =======        =====      =======

Other movements principally comprise the debt of Black Beauty Coal Company which is now accounted for on an equity accounting basis (see Note 13).

In 1996 the Group distributed its shareholding in National Grid Group to Hanson as a dividend in specie of L393 million which is reflected in invested capital.

Analysis of net inflow/(outflow) of cash and cash equivalents in respect of the acquisition of subsidiaries:

                                                                                    SIX MONTHS
                                                                                      ENDED
                                                         YEAR ENDED 30 SEPTEMBER     31 MARCH
                                                         ------------------------   ----------
                                                          1994     1995     1996       1996
                                                         ------   ------   ------   ----------
                                                                      (L MILLION)
Cash consideration for Eastern                               --       (1)  (2,495)          --
Cash consideration for the Caballo and Rawhide mines         --     (227)      --           --
Cash consideration for Teplarny Brno                         --       --       --          (21)
Deposits acquired on acquisition of Eastern                  --      264       --           --
Cash acquired on acquisition of Teplarny Brno                --       --       --            1
                                                         ------   ------   ------   ----------
                                                             --       36   (2,495)         (20)
                                                         ======   ======   ======   ==========

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------
26.  ANALYSIS OF CHANGES IN NET DEBT

                                                             DEBT DUE     DEBT DUE
                                                              AFTER        WITHIN     SHORT-TERM
                                     CASH      OVERDRAFTS     1 YEAR       1 YEAR      DEPOSITS      TOTAL
                                  ----------   ----------   ----------   ----------   ----------   ----------
                                                                  (L MILLION)
As at 1 October 1993                      79           --         (245)         (51)          --         (217)
Exchange adjustments                      (1)          --           12           --           --           11
Net cash flow                             28           --            9          (36)          --            1
                                  ----------   ----------   ----------   ----------   ----------   ----------
As at 30 September 1994                  106           --         (224)         (87)          --         (205)
Exchange adjustments                      --           --            1           (1)          --           --
Net cash flow                            237           --           --           20           --          257
Loans and finance leases
  acquired                                --           --         (688)          --           --         (688)
                                  ----------   ----------   ----------   ----------   ----------   ----------
As at 30 September 1995                  343           --         (911)         (68)          --         (636)
Exchange adjustments                       3           --           (3)          (3)          --           (3)
Net cash flow                           (173)        (119)         (31)         (97)          --         (420)
                                  ----------   ----------   ----------   ----------   ----------   ----------
As at 30 September 1996                  173         (119)        (945)        (168)          --       (1,059)
Pro forma additional debt at 1
  October 1996                            --           --           --         (381)          --         (381)
                                  ----------   ----------   ----------   ----------   ----------   ----------
Pro forma net debt at 1 October
  1996                                   173         (119)        (945)        (549)          --       (1,440)
Additional debt on demerger               --           --           --          (42)          --          (42)
Exchange adjustments                      (8)          --           12            9           --           13
Net cash flow                            221           58         (789)        (149)         753           94
Other movements                           (1)          --           67           (7)          --           59
                                  ----------   ----------   ----------   ----------   ----------   ----------
As at 31 March 1997                      385          (61)      (1,655)        (738)         753       (1,316)
                                  ==========   ==========   ==========   ==========   ==========   ==========

27.  RECONCILIATION OF NET CASH FLOW MOVEMENT TO MOVEMENT IN NET DEBT (NOTE 26)

                                                                                          SIX MONTHS
                                                                                            ENDED
                                                         YEAR ENDED 30 SEPTEMBER           31 MARCH
                                                   ------------------------------------   ----------
                                                      1994         1995         1996         1997
                                                   ----------   ----------   ----------   ----------
                                                                      (L MILLION)
Net cash inflow/(outflow) in period                        28          237         (292)         279
Increase in liquid cash resources                          --           --           --          753
Change in debt resulting from cash flows                  (27)          20         (128)        (938)
                                                   ----------   ----------   ----------   ----------
                                                            1          257         (420)          94
Additional debt on the Demerger                            --           --           --          (42)
Other movements                                            --         (688)          --           59
Exchange movements                                         11           --           (3)          13
                                                   ----------   ----------   ----------   ----------
Movement in net debt in period                             12         (431)        (423)         124
Opening net debt                                         (217)        (205)        (636)      (1,059)
Opening additional net debt                                --           --           --         (381)
                                                   ----------   ----------   ----------   ----------
Closing net debt                                         (205)        (636)      (1,059)      (1,316)
                                                   ==========   ==========   ==========   ==========

28.  RELATED PARTY TRANSACTIONS

During the six months ended 31 March 1997, a subsidiary of the Group has purchased coal from Black Beauty Coal Company, a partnership in which the Group has a 33 per cent. investment. The subsidiary purchased 37,645 tons of coal at a cost of approximately L1 million during the six months ended 31 March 1997.

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

28.  RELATED PARTY TRANSACTIONS (CONTINUED)
Prior to the Demerger, the Group did not operate as a separate group, and consequently there were a number of related party transactions between it and the Hanson Group. These include transactions in respect of treasury, insurance, taxation and other central services supplied by the Hanson Group to the Group. These transactions have not been identified individually as it is not practical to do so.

Hanson has agreed to provide the Group with business development and consultancy services in the Far East for a period of three years following the Demerger. The amounts payable for these services are not material.

29.  EMPLOYEE SHARE PLANS

The Group has the following employee share plans:

(a) The Energy Group Sharesave Scheme which is available to all UK based employees of participating companies within the Group and those directors who are employees of participating companies and who devote more than 25 hours a week to their duties. Employees who participate in this scheme have to enter into a monthly savings contract.

(b) The Energy Group Executive Share Option Scheme which is administered by the Remuneration Committee of the Board of Directors of the Company ("the Remuneration Committee") and is available at its discretion to employees of the Group and those directors (other than Directors of the Company) who devote more than 25 hours a week to their duties.

(c) The Energy Group Long-term Incentive Plan operates in conjunction with the Company's Employee Benefit Trust. The Plan is supervised and administered by the Remuneration Committee. The Plan may be made available to all employees and directors of the Group at the discretion of the Remuneration Committee, but the current intention is to limit it to the executive directors of the Company and certain senior executives of the Group.

(d) The Energy Group Employee Benefit Trust is for the benefit of employees, ex-employees and the spouses and dependants of such employees or ex-employees of the Group. The purpose of the Trust is to facilitate and encourage ownership of the Company's shares.

(e) The Peabody Plans are voluntary plans open to all applicable US based employees of Peabody (one plan is also open to hourly paid employees).

Share options outstanding at 31 March 1997:

                                                                NUMBER        EXERCISE
                                                              OUTSTANDING   PRICE (PENCE)
                                                              -----------   -------------
Executive share options                                        1,624,572        547.5
Sharesave scheme                                                 871,797        465.0
Sharesave scheme                                               5,168,260        438.0

The options listed above were all granted between 25 February and 31 March 1997.

No options lapsed or were exercised prior to 31 March 1997.

30.  DIFFERENCES BETWEEN UK GAAP AND US GAAP

The financial statements have been prepared under UK GAAP which differ in certain respects from US GAAP.

The following is a summary of the principal differences between UK GAAP and US GAAP that are significant to the Group and adjustments to profit for the year end equity shareholders' funds (shareholders' equity reserves) which would be required if the financial statements were to be restated under US GAAP.

GOODWILL

Under UK GAAP, goodwill arising on the acquisition of a subsidiary is set off against reserves in the year in which that subsidiary is acquired. Under US GAAP, such goodwill is capitalized and amortized through the profit and loss account over its estimated useful life, not exceeding 40 years. For the purposes of the reconciliations set out below, an estimated useful life of 25 years has been adopted. Under UK GAAP, the gain or loss on the sale of a subsidiary includes any goodwill previously set off against reserves. Under US GAAP, such gain or loss includes any unamortized

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

30. DIFFERENCES BETWEEN UK GAAP AND US GAAP (CONTINUED) goodwill relating thereto. For US GAAP purposes, the carrying amount of goodwill is periodically compared with future potential cash flows over the remaining amortization period.

TAXATION

Under UK GAAP, deferred tax is provided using the liability method for all timing differences to the extent that it is probable that the liability will crystallize in the foreseeable future. US GAAP require deferred taxation to be provided in full, using the liability method on all temporary differences between the tax and book bases of assets and liabilities.

Under US GAAP, valuation allowances with respect to deferred tax assets are provided when it is considered more likely than not that all or a portion of the deferred tax assets will not be realized. As discussed in Note 9, the tax borne by the Group may not be representative of the charges it will incur following Demerger and thus differs from the amount the Group in the three years ended 30 September 1996 would have borne as a stand-alone entity. US GAAP require taxes to be allocated among the members of a group if they prepare separate financial statements.

PENSION PLANS

Under both UK GAAP and US GAAP, the cost of providing pensions under the Group's defined benefit schemes is charged to the consolidated profit and loss account over the employees' service lives. US GAAP require that the projected benefit obligations be matched against the fair value of the schemes' assets and that adjustments be made to reflect any unrecognised obligations or assets in determining the pension cost or credit for the period. US GAAP also prescribe the basis for determining curtailment costs. In connection with the acquisition of Eastern, under US GAAP, a prepaid pension cost of L119 million, equal to the excess of Eastern's pension scheme assets over the related projected benefit obligation at 30 September 1995, has been recognised.

PROVISION FOR RESTRUCTURING AND REORGANISATION

Under UK GAAP, the Group charged L20 million against profit in the six months ended 31 March 1997 (and L29 million in the year ended 30 September 1995) in relation to provisions for restructuring and reorganisation. Under US GAAP these provisions would not have been permitted. The 1995 provision was reversed under UK GAAP in the year ended 30 September 1996 as it was no longer required. Accordingly, under US GAAP, this reversal has been removed in the reconciliation below.

IMPAIRMENT OF LONG-LIVED ASSETS

The Group's accounting policy for impairment of long-lived assets was adopted for the first time in the year ended 30 September 1996. This policy accords with the requirements of Statement of Financial Accounting Standards ("SFAS") No.
121. Under UK GAAP, the change in accounting policy has been treated as a prior year adjustment and, accordingly, the financial statements have been presented on the basis of the revised policy with the effect of the change on prior years reflected in invested capital at 1 October 1993. Under US GAAP, impairment losses resulting from the application of SFAS 121 to assets to be held and used are reported in the period in which the recognition criteria are first applied and met as a component of continuing operations.

SUBORDINATED INCOME NOTE

Under UK GAAP, the 5 per cent. subordinated income note 2006 is recorded at its nominal amount. Under US GAAP, this income note has been discounted at a rate of 13 per cent. per annum.

DIVIDEND

Under UK GAAP, dividends are recorded in the financial statements for the period to which they relate. Under US GAAP, dividends are not recorded until they are declared.

EXCEPTIONAL ITEMS

Under UK GAAP, the exceptional effects of the flotation of National Grid Group have been shown separately in the consolidated profit and loss account and operating profit and earnings per ordinary share are disclosed both before and after this effect. Further, the gain on sale of First Hydro is reported as a non-operating exceptional item after operating profit. Under US GAAP, the gain on sale of First Hydro would have been included in the determination of operating profit and disclosure of operating profit and earnings per ordinary share before and after exceptional items is not permitted.

OUTPUT-LINKED LEASE PAYMENTS

Under UK GAAP, the output-linked operating lease payments are charged to the consolidated profit and loss account over the estimated useful lives of the related power stations, which exceed the payment periods involved. Under US GAAP, such payments are considered as contingent rental payments and therefore are charged as incurred. The amounts shown for 31 March 1997 along with the related deferred tax effects, have been restated. Previously, no adjustment was made for such difference between UK and US GAAP.

PROFIT FOR THE YEAR/PERIOD

                                                                                        SIX MONTHS
                                                                                          ENDED
                                                            YEAR ENDED 30 SEPTEMBER      31 MARCH
                                                            ------------------------    ----------
                                                            1994     1995      1996        1997
                                                            -----    -----    ------    ----------
                                                                         (L MILLION)
Profit for the year/period as reported in the
  consolidated profit and loss accounts                       68       68       357            179
Significant adjustments:
Discount on subordinated income note                          (6)      (6)       (7)            (7)
  Goodwill amortization                                       --       --       (55)           (23)
  Impairment of long lived assets                             (3)      (3)     (578)            --
  Restructuring and reorganisation provision                  --       29       (29)            20
  Pensions                                                    --       --         5              5
  Output-linked lease payments                                --       --        --            (41)
  Taxation--stand-alone adjustment                            (9)      17        (2)            (6)
  Deferred taxation:
     Effect of the above adjustments                           1       (8)      242             (9)
     Effect of differences in methodology                     (3)      (7)      (41)            18
                                                            ----     ----     -----       --------
Profit/(loss) for the period (net income/(loss)) as
  adjusted to accord with US GAAP                             48       90      (108)           136
                                                            ====     ====     =====       ========
Per ordinary share as so adjusted                            9.2p    17.3p    (20.7)p         26.2p
Per American Depositary Share as so adjusted                36.8p    69.2p    (82.8)p        104.8p
Number of shares used in computing per ordinary share
amounts (millions)                                           521      521       521            519
                                                            ====     ====     =====       ========

Note: Each American Depositary Share represents four ordinary shares.

INVESTED CAPITAL/SHAREHOLDERS' EQUITY

                                                                 AS AT         AS AT
                                                              30 SEPTEMBER    31 MARCH
                                                              ------------    --------
                                                                  1996          1997
                                                              ------------    --------
                                                                    (L MILLION)
Invested capital/shareholders' equity as reported in the
  consolidated balance sheets                                        2,185       1,845
Significant adjustments:
Goodwill--cost                                                       1,147       1,147
         --amortization                                                (55)        (78)
Tangible fixed assets                                                   --          --
Subordinated income note                                                67          60
Restructuring and reorganization provision                              --          20
Pensions                                                               124         132
Fixed asset investments--own shares                                     --         (11)
Taxation--stand-alone adjustment                                         6          --
Output-linked lease payments                                            --         (41)
Dividend                                                                --          29
Deferred taxation:
Effect of the above adjustments                                        (41)        (50)
Effect of differences in methodology                                  (377)       (381)
                                                              ------------    --------
Invested capital/shareholders' equity as adjusted to accord
  with US GAAP                                                       3,056       2,672
                                                              ============    ========

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------
30.  DIFFERENCES BETWEEN UK GAAP AND US GAAP (CONTINUED)

CONSOLIDATED CASH FLOW STATEMENT

The consolidated statements of cash flows present substantially the same information as that required under US GAAP. UK GAAP and US GAAP differ, however, with regard to classification of items within the statements and as regards the definition of cash and cash equivalents.

In 1996 the UK Accounting Standards Board revised the UK Financial Reporting Standard No. 1, "Cash Flow Statements". The consolidated cash flow statement for the six months ended 31 March 1997 set out on page F-4 has been prepared in conformity with the revised standard and prior years have been restated to conform with the new presentation. The principal differences between this statement and cash flow statements presented in accordance with US GAAP are as follows:

1. Under UK GAAP, net cash flow from operating activities is determined before considering cash flows from (a) returns on investments and servicing of finance and (b) taxes paid. Under US GAAP, net cash flow from operating activities is determined after these items.

2. Under UK GAAP, capital expenditure is classified separately, while under US GAAP, it is classified as an investing activity.

3. Under UK GAAP, dividends are classified separately, while under US GAAP, dividends are classified as financing activities.

4. Under UK GAAP, movements in short-term investments are not included in cash, but classified as management of liquid resources. Under US GAAP, short-term investments with a maturity of three months or less at the date of acquisition are included in cash.

The categories of cash flow activity under US GAAP can be summarized as follows:

                                                                                    SIX MONTHS
                                                                                      ENDED
                                                        YEAR ENDED 30 SEPTEMBER      31 MARCH
                                                       --------------------------   ----------
                                                        1994      1995      1996       1997
                                                       ------    ------    ------   ----------
                                                                     (L MILLION)
Cash flows from operating activities                      119       387       (30)         216
Cash outflows on investing activities                     (84)     (338)   (2,348)        (801)
Cash flows from financing activities                      (34)      (77)    2,418          938
                                                       ------    ------    ------      -------
Decrease/(increase) in cash and cash equivalents            1       (28)       40          353
Effect of foreign exchange rate changes                    (2)       --        --           (8)
Cash and cash equivalents as at start of period            29        28        --           40
                                                       ------    ------    ------      -------
Cash and cash equivalents as at end of period              28        --        40          385
                                                       ======    ======    ======      =======

OPERATING PROFIT

Operating profit under US GAAP is derived as follows:

                                                                                          SIX MONTHS
                                                                                            ENDED
                                                        YEAR ENDED 30 SEPTEMBER            31 MARCH
                                                 --------------------------------------   ----------
                                                    1994          1995          1996         1997
                                                 ----------    ----------    ----------   ----------
                                                                     (L MILLION)
Operating profit under UK GAAP                           99           135           490          297
Profit on disposal of First Hydro                        --            --            25           --
Goodwill amortization                                    --            --           (55)         (23)
Restructuring and reorganisation provision               --            29           (29)          20
Output-linked lease payments                             --            --            --          (41)
Pensions                                                 --            --             5            5
Impairment of long-lived assets                          (3)           (3)         (578)          --
                                                 ----------    ----------    ----------   ----------
Operating profit/(loss) under US GAAP                    96           161          (142)         258
                                                 ==========    ==========    ==========   ==========
Comprising:
  Coal                                                   99           157          (424)          66
  Power                                                  --            --            83           88
  Networks                                               --            --           216          127
  Other                                                  (3)            4           (17)         (23)
                                                 ----------    ----------    ----------   ----------
                                                         96           161          (142)         258
                                                 ==========    ==========    ==========   ==========

ADDITIONAL INFORMATION ABOUT PROFITS BEFORE TAXATION REQUIRED BY US GAAP

Profit before taxation:

                                                                  SIX MONTHS
                                                              ENDED 31 MARCH 1997
                                                                  (L MILLION)
United Kingdom                                                                194
Other                                                                          66
                                                                           ------
                                                                              260
                                                                           ======

The interest expense prior to the Demerger was affected significantly by the financing arrangements of Hanson. Accordingly the allocation of interest expense between the United Kingdom and Other for periods ending on or before 30 September 1996 is not considered meaningful. Consequently the analysis of profit before taxation is only presented here for the six months ended 31 March 1997.

ADDITIONAL INFORMATION ABOUT FINANCIAL INSTRUMENTS REQUIRED BY US GAAP

Contracts for differences and electricity forward agreements

Almost all electricity generated in England and Wales must be sold to the Pool, and electricity suppliers must likewise generally buy electricity from the Pool for resale to their customers. The Pool is operated under a Pooling and Settlement Agreement to which all licensed generators and suppliers of electricity in Great Britain are party.

The Eastern Group utilizes contracts for differences ("CfDs") and electricity forward agreements ("EFAs") to manage its net exposure to fluctuations in electricity pool prices. CfDs and EFAs are contracts which fix the price of electricity for an agreed quantity and duration by reference to an agreed strike price. EFAs are similar in nature to CfDs, except that they tend to last for shorter time periods and are based on standard industry terms rather than being individually negotiated. Long-term CfDs are in place to hedge a proportion of electricity purchases up to 2009. Up until 1998 the costs of such CfDs are passed through to customers as part of franchise tariffs. From 1998 such CfDs represent an annual commitment of approximately five terawatt hours ("TWh"), falling on a linear basis to two TWh by 2005 and finally expiring in 2010. There are no similar long-term commitments under EFAs.

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------
30.  DIFFERENCES BETWEEN UK GAAP AND US GAAP (CONTINUED)

Estimates of the fair value of these contracts would be based upon assumptions of a number of complex factors, in particular the anticipated long-term level of Pool prices and appropriate market discount rates. It is not possible to estimate the long-term level of Pool prices with reasonable accuracy because of their inherent volatility. In addition, there is no readily identifiable market through which they could be realised in an exchange. In view of the foregoing, it is not practicable to ascribe a fair value of these contracts.

Approximately 60 per cent by volume of all of the Group's CfDs and EFAs in the six months ended 31 March 1997 were contracted with National Power plc and PowerGen plc.

Interest rate swaps

Interest rate swaps are used by the Group to convert fixed into floating rate debt. The Group is exposed to credit loss in the event of non-performance by the counterparties to the interest rate swaps. This exposure is managed by selecting counterparties based on their credit ratings and by monitoring total exposure to each counterparty.

Fair value of financial instruments

US GAAP require the disclosure of estimated fair values for all financial and derivative financial instruments for which it is practicable to estimate that value. The carrying amounts and fair values of the material financial instruments of the Group are as follows:

                                                         AS AT 30 SEPTEMBER        AS AT 31 MARCH
                                                                1996                    1997
                                                        --------------------    --------------------
                                                        CARRYING      FAIR      CARRYING      FAIR
                                                         AMOUNT      VALUE       AMOUNT      VALUE
                                                        --------    --------    --------    --------
                                                                        (L MILLION)
Assets
  Fixed asset investments                                     17          17          72          72
  Current asset investments                                    8           8          10          10
  Short-term deposits                                         --          --         753         753
  Cash                                                       173         173         385         385
Liabilities
  Bank overdrafts, short-term loans and commercial
     paper                                                   277         277         793         793
  Long-term debt                                             792         782       1,506       1,502
Off balance sheet instruments interest rate swaps             --          11          --           5

The following methods and assumptions were used to determine the above fair values:

(i) Because of the unusual and specific nature of the fixed asset investments it is not considered practicable to estimate their fair value;

(ii) The carrying amounts of current asset investments, short-term deposits and cash approximate their fair value;

(iii) The fair value of the 5 per cent. subordinated income note 2006 is based on estimated borrowing rates used to discount the cash flows to their present value. The fair value of the investment bonds is based on their quoted mid-market prices and excludes the value of the interest rate swaps; and

(iv) The fair value of the interest rate swaps is based on the cancellation value of each swap quoted by the relevant bank counterparty.

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

30.  DIFFERENCES BETWEEN UK GAAP AND US GAAP (CONTINUED)
ADDITIONAL DEFERRED TAX INFORMATION REQUIRED BY US GAAP

The components of the estimated net deferred tax liability that would be recognised under US GAAP are as follows:

                                                                 AS AT         AS AT
                                                              30 SEPTEMBER    31 MARCH
                                                              ------------    --------
                                                                  1996          1997
                                                              ------------    --------
                                                                    (L MILLION)
Deferred taxation liabilities
  Excess of book value over taxation value of fixed assets             885         866
  Other temporary differences                                          167          33
                                                                    ------     -------
                                                                     1,052         899
                                                                    ------     -------
Deferred taxation assets
  Taxation effect of losses carried forward                             (2)         (7)
  Other temporary differences                                         (563)       (389)
                                                                    ------     -------
                                                                      (565)       (396)
  Less: valuation adjustment                                           133         108
                                                                    ------     -------
                                                                      (432)       (288)
                                                                    ------     -------
Net deferred tax liability                                             620         611
                                                                    ======     =======
Of which:
  Current                                                              (23)        (25)
  Non-current                                                          643         636
                                                                    ------     -------
                                                                       620         611
                                                                    ======     =======

ADDITIONAL PENSIONS AND POST-RETIREMENT HEALTHCARE BENEFITS INFORMATION REQUIRED BY US GAAP

Pensions

The long-term assumptions used in accounting for pension costs under US GAAP were:

                                                                                         SIX MONTHS
                                                                                           ENDED
                                                              YEAR ENDED 30 SEPTEMBER     31 MARCH
                                                              -----------------------    ----------
                                                              1994     1995     1996        1997
                                                              -----    -----    -----    ----------
                                                                %          %        %             %
US plans:
  Expected long-term rate of return on assets                  9.0      9.0      9.0            9.0
  Rate of salary increases                                     4.5      4.3      4.3            3.8
  Discount rate                                                8.5      7.5      7.5            7.5
UK plans:
  Expected long-term rate of return on assets                   --      9.0      9.0            8.5
  Rate of salary increases                                      --      6.5      6.5            5.0
  Discount rate                                                 --      9.0      9.0            8.0
  Pension increases                                             --      5.0      5.0            4.0

The net periodic cost calculated in accordance with US GAAP, included the following components:

                                                                                          SIX MONTHS
                                                                                            ENDED
                                                       YEAR ENDED 30 SEPTEMBER             31 MARCH
                                                --------------------------------------    ----------
                                                   1994          1995          1996          1997
                                                ----------    ----------    ----------    ----------
                                                                    (L MILLION)
Defined benefit plans:
  Service cost-benefits earned during the
     period                                              7             7            23             8
  Interest cost on projected benefit
     obligations                                        17            18            74            38
  Actual return on plan assets                         (18)          (18)          (86)          (48)
  Net amortisation and deferral                          1            --            (1)            1
                                                     -----         -----         -----         -----
  Net periodic cost                                      7             7            10            (1)
  Less employees' contributions                         --            --            (6)           --
                                                     -----         -----         -----         -----
  Group's pension cost                                   7             7             4            (1)
Additional cost on curtailment under SFAS 88            --            --            10            --
Defined contribution plans                               3             3             3             1
Multi-employer plans                                     3             3             3             1
                                                     -----         -----         -----         -----
Total expenses under US GAAP                            13            13            20             1
                                                     =====         =====         =====         =====

The following table sets forth the funded status and amounts recognised in the combined balance sheet at 31 March 1997 and 30 September 1996 for the Group's defined pension plans excluding multi-employer plans. Of the total amounts of assets shown in the note, approximately 25 per cent. applies to US defined benefit plans.

Under purchase accounting, a fair value adjustment of L119 million, equal to the excess of Eastern's pension plan assets over the projected benefit obligation, was included as a prepaid pension cost under US GAAP at 30 September 1995.

                                                AS AT 30 SEPTEMBER 1996           AS AT 31 MARCH 1997
                                             -----------------------------   -----------------------------
                                              PLANS WHOSE     PLANS WHOSE     PLANS WHOSE     PLANS WHOSE
                                             ASSETS EXCEED    ACCUMULATED    ASSETS EXCEED    ACCUMULATED
                                              ACCUMULATED      BENEFITS       ACCUMULATED      BENEFITS
                                               BENEFITS      EXCEED ASSETS     BENEFITS      EXCEED ASSETS
                                             -------------   -------------   -------------   -------------
                                                                      (L MILLION)
Actuarial present value of benefit
  obligations:
  Vested benefit obligation                            814              34             647             236
  Non-vested benefit obligation                          9               6              --              16
                                                    ------           -----           -----           -----
  Accumulated benefit obligation                       823              40             647             252
                                                    ======           =====           =====           =====
  Projected benefit obligation                         895              47             697             274
  Plan assets at fair value                          1,025              27             844             251
                                                    ------           -----           -----           -----
  Plan assets in excess of/(less than)
     projected benefit obligation                      130             (20)            147             (23)
  Unrecognised prior service costs                      (1)              4              --               5
  Unrecognised net gain/(loss)                          10               7               1              13
  Unrecognised net (asset) obligation at
     transition                                         --              --              --              --
  Adjustment required to recognise minimum
     liability                                          --              (5)             --              (6)
  Tax effect of liability of pension plans
     recorded at acquisition date                       --              --              --              --
                                                    ------           -----           -----           -----
  Prepaid (accrued) pension cost recognised
     in the balance sheet                              139             (14)            148             (11)
                                                    ======           =====           =====           =====
  Prepaid/(accrued) pension cost recognised
     under UK GAAP                                      16              15               5             (11)
  US GAAP adjustment                                   123              (1)            143              --
                                                    ------           -----           -----           -----
  Prepaid (accrued) pension cost recognised
     under US GAAP                                     139             (14)            148             (11)
                                                    ======           =====           =====           =====

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------
30.  DIFFERENCES BETWEEN UK GAAP AND US GAAP (CONTINUED)

Post-retirement healthcare

The Group also provides post-retirement healthcare and life insurance benefits under plans mainly in the US to certain groups of its retired and active employees.

The long-term assumptions used were:

                                                                                      SIX MONTHS
                                            YEAR ENDED 30 SEPTEMBER                 ENDED 31 MARCH
                              ---------------------------------------------------   ---------------
                                   1994              1995              1996              1997
                              ---------------   ---------------   ---------------   ---------------
                                     %                 %                 %                        %
Healthcare cost trend rate:
  Age under 65                9.9 down to 5.5   9.4 down to 5.0   8.6 down to 5.0   8.0 down to 5.0
                                 over 9 years      over 8 years      over 7 years      over 6 years
  Age over 65                 7.7 down to 5.5   7.4 down to 5.0   7.0 down to 5.0   6.7 down to 5.0
                                 over 9 years      over 8 years      over 7 years      over 6 years
  Medicare                    6.8 down to 5.5   6.7 down to 5.0   6.3 down to 5.0   6.0 down to 5.0
                                 over 9 years      over 8 years      over 7 years      over 6 years
Discount rate                             8.5               7.5               7.5               7.5

The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates one-percentage-point in each year would increase the accumulated postretirement benefit obligation as of 31 March 1997 by L73.0 million. The effect of this change on the aggregate of the service cost and interest cost components of net periodic post retirement benefit costs for the six months ended 31 March 1997 would be an increase of L3.5 million.

The post-retirement benefit cost included the following components:

                                                                                          SIX MONTHS
                                                                                            ENDED
                                                         YEAR ENDED 30 SEPTEMBER           31 MARCH
                                                   ------------------------------------   ----------
                                                      1994         1995         1996         1997
                                                   ----------   ----------   ----------   ----------
                                                                      (L MILLION)
Service cost                                                7            7            8            2
Interest cost                                              36           40           40           21
Amortisation of transition obligation                       1           --           --           --
Net amortisation and deferral                              --           (6)         (13)          (6)
                                                          ---          ---        -----          ---
Group's post-retirement benefit cost                       44           41           35           17
                                                          ===          ===        =====          ===

The provisions for post-retirement healthcare and life insurance benefits included in Note 19 are derived as follows:

                                                                                          SIX MONTHS
                                                                                            ENDED
                                                         YEAR ENDED 30 SEPTEMBER           31 MARCH
                                                   ------------------------------------   ----------
                                                      1994         1995         1996         1997
                                                   ----------   ----------   ----------   ----------
                                                                      (L MILLION)
Accumulated post-retirement benefit obligation:
  Retirees                                                277          312          330          343
  Fully eligible plan participants                         93           65           63          168
  Other active plan participants                          151          180          185           65
                                                        -----        -----        -----        -----
                                                          521          557          578          576
Unrecognized net gain/(loss)                               26          (19)         (30)         (39)
Unrecognized prior service cost                            --           23           25           16
Unrecognized transition obligation                        (13)          --           --           --
                                                        -----        -----        -----        -----
Accrued post-retirement benefit cost recognized
  in the balance sheet                                    534          561          573          553
                                                        =====        =====        =====        =====

FINANCIAL STATEMENTS -- SECTION 1: THE GROUP
--------------------------------------------------------------------------------

30.  DIFFERENCES BETWEEN UK GAAP AND US GAAP (CONTINUED)
ADDITIONAL INFORMATION ABOUT IMPAIRMENT OF LONG-LIVED ASSETS REQUIRED US GAAP

SFAS 121 requires impairment losses to be recognised on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated under various assumptions by those assets are less than the assets' carrying amount. Impairment losses under SFAS 121 are measured by comparing the estimated fair value of the assets to their carrying amount.

During the course of its financial year ended 30 September 1996, Hanson commissioned independent valuations of each of its principal operating businesses in connection with formulating its plans for their possible demerger. These indicated, inter alia, possible impairment in certain of the Group's US coal assets, arising from the cumulative effects of the Clean Air Amendments Act 1990 and weak demand and lower prices in certain markets. As a result, a detailed evaluation of the Group's US coal assets was undertaken in accordance with the principles laid down by SFAS 121.

Under US GAAP, a non-cash charge of L578 million would be recorded in the year ended 30 September 1996 as a result of adopting the evaluation methodology of SFAS 121, principally related to impairment of certain inactive and undeveloped coal reserves.

Under US GAAP, prior to the adoption of SFAS 121, asset impairment was evaluated at an operating company level based on the contribution of operating profits and undiscounted cash flows being generated from those operations. Under the Group's previous policy, assets used in operations, which consisted of multiple operating companies, were evaluated for impairment based on gross margins and cash flows generated by each separate operating company in a given business cycle. No reduction in carrying value was required since, on that basis, earnings and cash flows indicated no impairment in asset value.

SFAS 121 requires the impairment review to be performed at the lowest level of asset grouping for which there are identifiable cash flows, a change from the higher level at which the Group's previous accounting policy measured impairment. The Group's economic grouping of assets was based on the markets in which the operations compete, and in the coal segment consisted of both active and inactive mines, as well as undeveloped properties. Evaluation of assets at the lower grouping level indicated an impairment of certain of those assets. This policy does not allow off-setting of surpluses from assets whose future cash flows exceed current book values. Where shortfalls in cash flows compared to carrying values arise, the assets are written down to fair value, determined by discounted future cash flows from the assets or estimated current market values.

CONCENTRATION OF CREDIT RISK

The Directors did not consider there to be any significant concentration of credit risk as at 31 March 1997.

IMPACT OF NEW ACCOUNTING STANDARDS

Environmental remediation liabilities

Statement of Position No. 96-1 "Environmental Remediation Liabilities" ("SOP 96-1") was issued in October 1996. The statement provides authoritative guidance on specific accounting issues that are present in the recognition, measurement, display and disclosure of environmental liabilities. The provisions of the statement are effective for fiscal years beginning after 15 December 1996. SOP 96-1 is not expected to have a material impact on the financial position or results of operations of the Group presented under US GAAP.

Earnings per share

In February 1997, FAS 128 "Earnings per Share" was issued. The provisions of this statement must be adopted for accounting periods ending after 15 December 1997. Earlier adoption is not permitted. FAS 128 simplifies the provisions relating to the computation of earnings per share ("EPS") previously found in APB Opinion No. 15 "Earnings per Share" ("APB 15"). It replaces the presentation of primary EPS with basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. EPS for US GAAP purposes are not computed using the methodology prescribed by APB 15 as the impact of doing so is not material. The adoption of FAS 128 by the Company is not expected to have any material impact on the EPS amounts previously reported under US GAAP.

FINANCIAL STATEMENTS -- SECTION 1: THE GROUP
--------------------------------------------------------------------------------

30.  DIFFERENCES BETWEEN UK GAAP AND US GAAP (CONTINUED)
Accounting and disclosure of stock based compensation
FASB Statement of Financial Accounting Standards No. 123 -- "Accounting for Stock-Based Compensation" which establishes financial accounting and reporting standards for stock-based employee compensation plans, is effective for accounting periods beginning after 15 December 1995. The Statement provides the option to continue under the accounting provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), providing that proforma footnote disclosures of the effects on net income and earnings per share, calculated as if the new method had been implemented, are included. The Company has elected to continue under APB No. 25, but the proforma disclosures have been omitted, as the effects on net income and earnings per share are not material.

Additional information required by US GAAP is shown below:

                                                                      ASSUMED      ASSUMED
                                                        REMAINING     --------    ---------      FAIR
                                                       CONTRACTUAL    EXPECTED    RISK-FREE    VALUE OF
                                                          LIFE          LIFE        RATE        OPTION
                                                         (YEARS)      (YEARS)        (%)         (P)
                                                       -----------    --------    ---------    --------
Executive share options                                       6.5           3         6.41        100.6
Sharesave scheme                                              3.3           3         6.41        133.9
Sharesave scheme                                              5.3           5         6.68        157.4

The fair values of options granted have been estimated using the Black-Scholes option-pricing model, assuming a dividend yield of 5.02%, an expected volatility of 29.5% and the risk-free rates and expected lives shown above.

31.  SUBSEQUENT EVENTS
On 14 April 1997 Eastern Electricity plc issued L200 million 8.75% bonds due
2012.

On 24 April 1997 Eastern issued promissory notes of CZK 2,900 million (approximately L59 million) to Ceska Sporiteina a.s. in the Czech Republic redeemable no later than 29 April 2004. The notes are secured by the Group's investments in Severomoravska Energetika a.s. and Teplarny Brno a.s.

On 19 May 1997 the Group completed its acquisition of Citizens Lehman Power L.L.C., which has been renamed Citizens Power L.L.C. The acquisition involved an initial payment of L12.5 million in cash, plus a payment deferred until 31 March 2000, equivalent to the net assets as of 30 June 1997. There will be additional purchase consideration linked to profit goals up to 2002, subject to a maximum consideration for the entire transaction of $120 million.

At 12 June 1997 the Group's shareholding in Teplarny Brno a.s. had increased to
70.3 per cent. at an additional cost of L4 million.

On 2 July 1997 the UK government confirmed its previously-announced intention to charge a windfall levy on certain privatised UK utilities. The Directors estimate Eastern's, and therefore the Group's liability to be approximately L112 million. This amount will be paid in two equal installments which fall due in December 1997 and December 1998.

On 10 June 1997 the Company announced it was in discussions with PacifiCorp which might lead to a combination of the two groups through a recommended cash offer for The Energy Group PLC.

On 13 June 1997 the Company announced that it had agreed terms with PacifiCorp for a recommended cash offer to be made by a wholly owned subsidiary of PacifiCorp for The Energy Group PLC.

On 1 August 1997 the UK Secretary of State for Trade and Industry referred the proposed acquisition of the Group by PacifiCorp to the Monopolies and Mergers Commission. As a result of the referral, the recommended cash offer automatically lapsed in accordance with its terms.

UNAUDITED SUBSEQUENT EVENTS DISCLOSURES
On 9 September 1997 Eastern announced that it had acquired a 49% interest in Zamosc Energy Company which is developing three co-generation projects in Poland.

On 13 October 1997 Energy Group Overseas B.V. issued $200 million 7 3/8% Guaranteed Notes due 2017 and $300 million 7 1/2% Guaranteed Notes due 2027, each series being unconditionally guaranteed by the Company.

FINANCIAL STATEMENTS -- SECTION 1: THE GROUP
--------------------------------------------------------------------------------

UNAUDITED SUBSEQUENT EVENTS DISCLOSURES (CONTINUED)
On 4 November 1997 Eastern announced that it had commenced trading in the Nord Pool, the Scandinavian power market.

At 23 November 1997 the Group's shareholding in Teplarny Brno a.s. had increased to 83.7% at an additional cost of L6 million.

On 19 December 1997 the proposed acquisition of the Group by PacifiCorp was cleared by the UK Secretary of State for Trade and Industry following completion of the investigation by the Monopolies and Mergers Commission.

On 1 January 1998 Eastern completed the sale of Eastern Electricity contracting division to its management.

On 26 January 1998 the Company announced that it had received approaches from parties other than PacifiCorp which might lead to an offer being made for the Company.

On 3 February 1998 PacifiCorp announced a renewed recommended cash offer of 765 pence per share for the Company.

On 2 March 1998 Texas Utilities Company ("Texas") announced a recommended cash offer of 810 pence per share for the Company, with a limited share alternative calculated by reference to 835 pence per share. The Company entered into an agreement with P&L Coal Holdings Corporation ("P&L") dated 2 March 1998, conditional upon the Texas Offer becoming or being declared wholly unconditional, to sell its interest in the Peabody group in the US and Australia and also Citizens Power to P&L for approximately $2.3 billion plus the assumption of debt.

On 3 March 1998 PacifiCorp increased its offer to 820 pence per share, following which Texas raised its cash offer to 840 pence per share (and the limited share alternative to 865 pence).

PacifiCorp announced on 30 April 1998 that it had decided not to increase its offer for the Company and that offer then lapsed on 5 May 1998.

On 19 May 1998 the sale of Peabody and Citizens Power by the Group to P&L was completed and Texas declared its offer for the Company wholly unconditional. The turnover and operating profit of Peabody are set forth in Note 4 as Coal activities. Citizens Power was acquired in May 1997.

UNAUDITED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 1997 AND
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                                           UNAUDITED       UNAUDITED
                                                          UNAUDITED        PRO FORMA       PRO FORMA
                                                        SIX MONTHS TO    SIX MONTHS TO      YEAR TO
                                                        30 SEPTEMBER     30 SEPTEMBER       31 MARCH
                                                            1997             1996             1997
                                                NOTE               LM               LM              LM
Turnover -- continuing activities                3          2,007            1,869            4,460

Costs and overheads less other income                      (1,836)          (1,673)          (3,975)
                                                           ------           ------           ------
Operating profit -- continuing activities        3            171              196              485

Net interest payable and similar charges                      (65)             (35)             (88)
                                                           ------           ------           ------
Profit on ordinary activities before taxation                 106              161              397

Taxation charge for period -- on results         5            (28)             (48)            (121)
                            -- windfall          5           (112)               -                -
                                                           ------           ------           ------
(Loss)/profit on ordinary activities after
  taxation                                                    (34)             113              276

Dividend                                                      (41)               -              (29)
                                                           ------           ------           ------
(Loss)/profit retained for the period                         (75)             113              247
                                                           ------           ------           ------
Earnings per ordinary share
Basic                                            6           (6.5)P          21.7p            53.2p
Pre-exceptional costs                            6           17.7P           21.7p            56.7p

DIVIDEND

Ordinary shareholders: an interim dividend of 8p per ordinary share will be paid on 9 January 1998 to those shareholders on the register on 19 December 1997. The shares are expected to trade ex-dividend on the London Stock Exchange from 15 December 1997.

ADS holders: the dividend will be converted to US dollars on 9 January 1998 using the prevailing exchange rate on that date. Payment will be made on 16 January 1998 to holders on record on 19 December 1997. The ADSs are expected to trade ex-dividend on the New York Stock Exchange from 17 December 1997.

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------
                           CONSOLIDATED BALANCE SHEET

                                                       UNAUDITED AT   AUDITED AS AT   AUDITED AS AT
                                                       30 SEPTEMBER    30 SEPTEMBER        31 MARCH
                                                               1997            1996            1997
                                                              LM                 LM              LM
FIXED ASSETS
Tangible fixed assets                                      3,986          3,975           3,910
Investments                                                   83             17              72
                                                          ------         ------          ------
                                                           4,069          3,992           3,982
                                                          ------         ------          ------
CURRENT ASSETS
Stocks                                                       309            254             256
Debtors                                                    1,714          1,301           1,359
Investments                                                   11              8              10
Short-term deposits                                        1,129              -             753
Cash                                                         174            173             385
                                                          ------         ------          ------
                                                           3,337          1,736           2,763
                                                          ------         ------          ------
CREDITORS -- DUE WITHIN ONE YEAR
Short-term borrowings                                       (648)          (168)           (738)
Overdrafts                                                   (70)          (119)            (61)
Other creditors                                           (1,406)          (754)           (948)
                                                          ------         ------          ------
                                                          (2,124)        (1,041)         (1,747)
                                                          ------         ------          ------
NET CURRENT ASSETS                                         1,213            695           1,016
                                                          ------         ------          ------
TOTAL ASSETS LESS CURRENT LIABILITIES                      5,282          4,687           4,998
CREDITORS -- DUE AFTER ONE YEAR                           (2,050)          (945)         (1,655)
PROVIDES FOR LIABILITIES AND CHARGES                      (1,506)        (1,557)         (1,498)
                                                          ------         ------          ------
NET ASSETS                                                 1,726          2,185           1,845
                                                          ------         ------          ------
CAPITAL AND RESERVES
Called up share capital                                       52                             52
Other reserves                                               583                            639
Profit and loss account                                    1,091                          1,154
Invested capital                                                          2,185
                                                          ------         ------          ------
EQUITY SHAREHOLDERS' FUNDS                                 1,726          2,185           1,845
                                                          ------         ------          ------

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

                        CONSOLIDATED CASH FLOW STATEMENT

                                                                  UNAUDITED         AUDITED
                                                              SIX MONTHS TO   SIX MONTHS TO
                                                               30 SEPTEMBER        31 MARCH
                                                                       1997            1997
                                                                         LM              LM
CASH FLOW FROM OPERATING ACTIVITIES                                273             346
                                                                  ----            ----
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received and other income                                  58              29
Interest paid                                                      (91)            (83)
Dividends received from investments                                  3               1
                                                                  ----            ----
                                                                   (30)            (53)
                                                                  ----            ----

TAXATION                                                            (8)            (23)
                                                                  ----            ----

CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets                                 (167)           (133)
Purchase of investments                                             (9)            (39)
Sale of tangible fixed assets                                        5               4
Sale of investments                                                  -              12
                                                                  ----            ----
                                                                  (171)           (156)
                                                                  ----            ----
ACQUISITIONS
Purchase of subsidiary undertakings                                (14)            (20)
                                                                  ----            ----
EQUITY DIVIDENDS PAID                                              (29)              -
                                                                  ----            ----
CASH FLOW BEFORE USE OF LIQUID RESOURCES AND FINANCING              21              94
                                                                  ----            ----

MANAGEMENT OF LIQUID RESOURCES
Net cash placed on short-term deposit                             (373)           (753)
                                                                  ----            ----
FINANCING
Net new short-term borrowings                                     (153)            149
Debt due beyond a year:
  New long term loans                                              278             907
  Repayment of amounts borrowed                                      -            (118)
                                                                  ----            ----
                                                                   125             938
                                                                  ----            ----
(Decrease)/increase in cash in the period                         (227)            279
                                                                  ----            ----

                                                                       cont. . .

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

1.  BASIS OF PREPARATION OF ACCOUNTS

The results for the six months to 30 September 1997 are unaudited. The accounting policies are as stated in the Report and Accounts for the six months ended 31 March 1997, together with the additional policy described below. The figures for the six months ended 31 March 1997 are an extract from the full published financial statements that have been delivered to the Registrar of Companies, and on which the auditors have issued an unqualified report.

The group's recent acquisition, Citizens Power, provides contract restructuring services to the energy industry. In connection with these activities, the group has adopted the following accounting policy:

    Assets and liabilities associated with contract restructuring activities are marked to market. Movements in the market value are recognised in the profit and loss account in the period of change. In the absence of a readily available market price, fair value based on discounted cash flows is used.

2.  PRO FORMA INFORMATION

a) The pro forma information for the year ended 31 March 1997 and for the six months ended 30 September 1996 has been extracted from audited financial returns for the period. The information has been prepared on a consistent basis to that presented in the group's listing particulars issued in January 1997 and to the pro forma information provided in the group's report and accounts for the six months ended 31 March 1997.

b) Pro forma central charges of L15 million in the year to 31 March 1997 and L7 million in the six months to 30 September 1996 have been included in pro forma operating profit for these periods. In the group's listing particulars these charges were identified, but not included in the pro forma results.

c) Pro forma net interest payable for the year ended 31 March 1997 is based on the actual interest charges borne by the individual operating entities which now comprise the group, increased for an additional pro forma interest charge calculated as 7.5% of the actual additional net debt allocated to the group by Hanson on demerger.

    Pro forma net interest payable for the six months ended 30 September 1996 is calculated on a similar basis, but using an additional pro forma interest charge which is based on the additional net debt and average interest rate assumed in the group's listing particulars.

                                                                         cont...

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

d) The pro forma tax charge for the year ended 31 March 1997 has been calculated at the same effective rate before exceptional items as that which existed for the six months ended 31 March 1997.

    The pro forma tax charge for the six months ended 30 September 1996 has been calculated at the same effective rate before exceptional items as that assumed in the pro forma tax charge for the year ended 30 September 1996 which was given in the group's listing particulars.

3.  SEGMENTAL ANALYSIS

                                                       Unaudited               Unaudited pro forma
                                                   six months ended             six months ended
                                                   30 September 1997            30 September 1996
                                                -----------------------      -----------------------
                                                              Operating                    Operating
                                                TURNOVER       profit        Turnover       profit
----------------------------------------------------------------------------------------------------
                                                      Lm             Lm            Lm             Lm
BY ACTIVITY
Coal                                               691             85           733             88
Power                                            1,248             31         1,086             39
Networks                                           215             81           204             78
Other                                               13            (10)           15             (9)
Intra-group trading                               (160)             -          (169)             -
                                                 -----          -----         -----          -----
                                                 2,007            187         1,869            196
Exceptional operating costs (Note 4)                 -            (16)            -              -
                                                 -----          -----         -----          -----
                                                 2,007            171         1,869            196
                                                 -----          -----         -----          -----
BY GEOGRAPHICAL LOCATION
United Kingdom                                   1,296             96         1,136            108
USA                                                622             73           650             70
Australia                                           79             17            83             18
Other                                               10              1             -              -
                                                 -----          -----         -----          -----
                                                 2,007            187         1,869            196
                                                 -----          -----         -----          -----

Turnover and operating profit for coal include the results for contract restructuring.

                                                                      cont . . .

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

4.  EXCEPTIONAL OPERATING COSTS

The exceptional costs in the six month period relate to L7 million of restructuring costs within the Power segment and costs of L9 million associated with PacifiCorp's bid.

5.  TAXATION

The effective rate of tax for the six month period is 132.0% compared with 31.2% for the six months ended 31 March 1997. The increase is due mainly to the exceptional windfall tax charge of L112 million. The underlying rate, excluding the impact of the exceptional restructuring charge, is 26.3%.

6.  EARNINGS PER ORDINARY SHARE

Earnings per ordinary share are calculated using the number of ordinary shares in issue excluding those held by The Energy Group Employee Benefit Trust which has waived its right to dividends on the shares it holds. The number of ordinary shares used to calculate earnings per share was as follows:

                                                                              UNAUDITED     UNAUDITED
                                                              UNAUDITED       PRO FORMA     PRO FORMA
                                                            SIX MONTHS TO   SIX MONTHS TO    YEAR TO
                                                            30 SEPTEMBER    30 SEPTEMBER    31 MARCH
                                                                1997            1996          1997
                                                                    000'S           000'S       000'S
Total number of shares in issue                                520,858         520,858       520,858
Shares held by Trust                                            (4,101)              -        (2,250)
                                                               -------         -------       -------
Total number of shares used in calculation                     516,757         520,858       518,608
                                                               -------         -------       -------

Earnings per share before exceptional costs is based on profits before the exceptional windfall tax charge and exceptional operating costs.

7. RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS FOR THE SIX MONTHS ENDED 30 SEPTEMBER 1997

                                                               LM
Opening shareholders' funds                                   1,845
Retained loss on ordinary activities                            (75)
Currency differences on foreign net investments                  12
Goodwill arising on acquisitions                                (56)
                                                              -----
Closing shareholders' funds                                   1,726
                                                              -----

                                                                         cont...

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

8.  CASH FLOW FROM OPERATING ACTIVITIES

                                                               UNAUDITED                 AUDITED
                                                             SIX MONTHS TO            SIX MONTHS TO
                                                             30 SEPTEMBER               31 MARCH
                                                                 1997                     1997
                                                                  LM                       LM
Operating profit before exceptional costs                         187                      317
Depreciation and depletion                                        109                      100
Increase in investments                                            (1)                      (2)
Increase in stocks                                                (52)                      (8)
Increase in debtors                                               (53)                     (83)
Increase in creditors                                             130                       50
Provisions                                                        (24)                     (23)
Other movements                                                   (23)                      (5)
                                                                  ---                      ---
Net cash inflow from operating activities                         273                      346
                                                                  ---                      ---

9.  ANALYSIS OF MOVEMENT IN NET DEBT

                                                         ACQUISITIONS
                                                          (EXCLUDING
                                   OPENING                 CASH AND        OTHER      EXCHANGE    CLOSING
                                   BALANCE   CASH FLOW   OVERDRAFTS)     MOVEMENTS    MOVEMENTS   BALANCE
                                     LM         LM            LM            LM           LM         LM

Cash                                  385      (212)            -             -           1          174
Overdrafts                            (61)      (15)            -             -           6          (70)
                                               ----
                                               (227)
                                               ----
Debt due after 1 year              (1,655)     (278)         (143)           29          (3)      (2,050)
Debt due within 1 year               (738)      153           (11)          (53)          1         (648)
                                               ----
                                               (125)
                                               ----
Short term deposits                   753       373             -             -           3        1,129
                                   ------      ----          ----           ---          --       ------
Net Debt                           (1,316)       21          (154)          (24)          8       (1,465)
                                   ======      ====          ====           ===          ==       ======

                                                                         cont...

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

10.  DIFFERENCES BETWEEN UK GAAP AND US GAAP

                                                                  UNAUDITED
                                                              SIX MONTHS ENDED
                                                                30 SEPTEMBER
                   PROFIT FOR THE PERIOD                      1997        1996
                                                               LM          LM
(Loss)/profit for the period as reported in the consolidated
  profit and loss account                                       (34)        113
Significant adjustments:
  Discount on subordinated income note                           (3)         (3)
  Goodwill amortization                                         (24)        (28)
  Impairment of long lived assets                                 -        (578)
  Restructuring and reorganisation provision                    (13)        (29)
  Pensions                                                        3           3
  Output-linked lease payments                                  (21)          -
  Tax-stand-alone adjustment                                      -          (1)
  Deferred taxation:
       Effect of the above adjustments                            4         241
       Effect of differences in methodology                     (15)        (20)
                                                              -----      ------
Loss for the period (net loss) as adjusted to accord with US
  GAAP                                                         (103)       (302)
                                                              =====      ======
Per ordinary share as so adjusted                             (19.9)p     (57.9)p
Per American Depositary Share as so adjusted                  (79.6)p    (231.6)p
Number of shares used in computing per ordinary share
  amounts (millions)                                            517         521
                                                              =====      ======

Note: Each American Depositary Share represents four ordinary shares.

                                                                   UNAUDITED
                                                              AS AT 30 SEPTEMBER
           INVESTED CAPITAL/SHAREHOLDERS' EQUITY               1997         1996
                                                                LM           LM
Invested capital/shareholders' equity as reported in the
  consolidated balance sheets                                 1,726        2,185
Significant adjustments:
  Goodwill - cost                                             1,205        1,147
            - amortization                                     (102)         (55)
  Subordinated income note                                       57           67
  Restructuring and reorganisation provision                      7            -
  Pensions                                                      147          124
  Fixed asset investments - own shares                          (20)           -
  Taxation - stand-alone adjustment                               -            6
  Output-linked lease payments                                  (62)           -
  Dividend                                                       41            -
  Deferred taxation:
       Effect of the above adjustments                          (37)         (41)
       Effect of differences in methodology                    (392)        (377)
                                                              -----        -----
Invested capital/shareholders' equity as adjusted to accord
  with US GAAP                                                2,570        3,056
                                                              =====        =====

                                                                         cont...

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

              US $ EQUIVALENT CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                                              Unaudited   Unaudited
                                                              Unaudited       pro forma   pro forma
                                                          six months to   six months to     year to
                                                           30 September    30 September    31 March
                                                                   1997            1996        1997
                                                                     LM              Lm          Lm
TURNOVER
Coal                                                          1,137           1,131         2,232
Power                                                         2,050           1,783         4,741
Networks                                                        353             335           785
Other                                                            21              25            39
Intra-group trading                                            (263)           (278)         (625)
                                                             ------           -----         -----
TURNOVER -- CONTINUING ACTIVITIES                             3,298           2,996         7,172
                                                             ------           -----         -----
OPERATING PROFIT
Coal                                                            140             136           242
Power                                                            51              64           276
Networks                                                        133             128           328
Other                                                           (17)            (14)          (28)
                                                             ------           -----         -----
                                                                307             314           818
EXCEPTIONAL CHARGES                                             (26)              -           (33)
                                                             ------           -----         -----
OPERATING PROFIT -- CONTINUING ACTIVITIES                       281             314           785
NET INTEREST PAYABLE AND SIMILAR CHARGES                       (107)            (57)         (145)
                                                             ------           -----         -----
(LOSS)/PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION            174             257           640
TAXATION CHARGE FOR PERIOD                                     (230)            (79)         (199)
                                                             ------           -----         -----
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION                    (56)            178           441
DIVIDEND                                                        (67)              -           (48)
                                                             ------           -----         -----
(LOSS)/PROFIT REGAINED FOR THE PERIOD                          (123)            178           393
                                                             ------           -----         -----
EARNINGS PER ADS
Basic                                                        $(0.43)          $1.43         $3.49
Pre-exceptional                                              $ 1.16           $1.43         $3.72
                                                             ------           -----         -----

NOTES:

i For convenience only, sterling figures, other than coal, have been translated into US dollars at the average rate for the six months ended 30 September 1997 of L1 = $1.6421.

ii Coal figures have been stated in their original US dollar values so as to eliminate the impact of movements in the L:$ rate from revenues and earnings which are earned substantially in the United States.

iii For convenience only, sterling earnings per share figures have been translated into US dollars at the average rate for the six months ended 30 September 1997 of L1 = $1.6421 and multiplied by a factor of four to give earnings per ADS figures.

UNAUDITED FINANCIAL RESULTS FOR THE THREE MONTHS AND
NINE MONTHS ENDED DECEMBER 31, 1997

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

                          UNAUDITED FINANCIAL RESULTS
                      THIRD QUARTER ENDED 31 DECEMBER 1997

                                                            PRO FORMA                     PRO FORMA
                                            3 MONTHS TO    3 MONTHS TO    9 MONTHS TO    9 MONTHS TO
                                            31 DECEMBER    31 DECEMBER    31 DECEMBER    31 DECEMBER
                                              1997 LM        1996 LM        1997 LM        1996 LM
                                            -----------    -----------    -----------    -----------
TURNOVER
Coal (Note 1).............................       323            325          1,014          1,058
Power.....................................     1,005            860          2,253          1,946
Networks..................................       139            127            354            331
Other.....................................         5              4             18             19
Intra-group...............................       (89)          (101)          (249)          (270)
                                               -----          -----          -----          -----
                                               1,383          1,215          3,390          3,084
                                               -----          -----          -----          -----
OPERATING PROFIT
Coal (Note 1).............................        27             25            112            113
Power.....................................       107             57            138             96
Networks..................................        66             56            147            134
Other (Note 2)............................        (8)            (4)           (18)           (13)
                                               -----          -----          -----          -----
                                                 192            134            379            330
PRE-EXCEPTIONAL OPERATING PROFIT
Bid-related costs (Note 3)................        (1)             -            (10)             -
Restructuring and re-organisation costs
(Note 3)..................................         -              -             (7)             -
                                               -----          -----          -----          -----
TOTAL OPERATING PROFIT....................       191            134            362            330
                                               -----          -----          -----          -----
Net interest and similar charges..........                                    (103)
                                                                             -----
PROFIT ON ORDINARY ACTIVITIES BEFORE
  TAXATION................................                                     259
Taxation charge for the period on
  results.................................                                     (66)
                                                                             -----
                                                                               193
Windfall tax..............................                                    (112)
                                                                             -----
Profit on ordinary activities after
  taxation................................                                      81
Dividends.................................                                     (41)
                                                                             -----
Profit retained for the period............                                      40
                                                                             -----
Earnings per ordinary share (Note 4)
Pre-exceptional...........................                                    40.0
Basic.....................................                                    15.7

Notes:

(1) Turnover and operating profit for coal include the results for contract restructuring.

(2) Pro forma adjustments have been made to the figures to 31 December 1996 in respect of the additional administration costs that arose following the demerger. The directors estimate that such costs amount to approximately L15 million per annum.

(3) Exceptional costs in the nine months ended 31 December 1997 relate to L7 million of restructuring costs within the Power segment and bid-related costs of L10 million, of which L1 million arose in the quarter ended 31 December 1997.

(4) The earnings per share for the 9 months ended 31 December 1997 are based on the profits for that period and on 516,756,926 shares which excludes the 4,100,891 shares held by The Energy Group Employee Benefit Trust, which has waived the right to dividends on the shares it holds.

THE ENERGY GROUP PLC
--------------------------------------------------------------------------------

                          UNAUDITED FINANCIAL RESULTS
                      THIRD QUARTER ENDED 31 DECEMBER 1997

                                                                                             PRO FORMA
                                                                                              9 MONTHS
                                                             PRO FORMA       9 MONTHS TO       TO 31
                                         3 MONTHS TO 31    3 MONTHS TO 31    31 DECEMBER      DECEMBER
                                         DECEMBER 1997     DECEMBER 1996        1997            1996
                                               $M                $M              $M              $M
                                         --------------    --------------    -----------    ------------
TURNOVER
Coal (Note 2)..........................        532               535            1,670          1,743
Power..................................      1,656             1,417            3,712          3,206
Networks...............................        229               209              583            545
Other..................................          8                 7               30             31
Intra-group............................       (147)             (166)            (410)          (444)
                                             -----             -----            -----          -----
                                             2,278             2,002            5,585          5,081
OPERATING PROFIT
Coal (Note 2)..........................         44                41              185            186
Power..................................        176                94              227            158
Networks...............................        109                92              242            221
Other (Note 3).........................        (13)               (6)             (30)           (21)
                                             -----             -----            -----          -----
PRE-EXCEPTIONAL OPERATING PROFIT.......        316               221              624            544
Bid-related costs (Note 4).............         (2)                -              (16)             -
Restructuring and re-organisation costs
  (Note 4).............................          -                 -              (12)             -
                                             -----             -----            -----          -----
TOTAL OPERATING PROFIT.................        314               221              596            544
                                             -----             -----                           -----
Net interest and similar charges.......                                          (169)
                                                                                -----
PROFIT ON ORDINARY ACTIVITIES BEFORE
  TAXATION.............................                                           427
Taxation charge for the period on
  results..............................                                          (109)
                                                                                -----
                                                                                  318
Windfall tax...........................                                          (185)
                                                                                -----
Profit on ordinary activities after
  taxation.............................                                           133
Dividends..............................                                           (67)
                                                                                -----
Profit retained for the period.........                                            66
Earnings per ordinary ADS (Note 5)
Pre-exceptional........................                                          2.64
Basic..................................                                          1.03

---------------

(1) The above US$ figures have been translated at the average exchange rate for the nine months to 31 December 1997 of $1.6474 to the L.

(2) Turnover and operating profit for coal include the results for contract restructuring.

(3) Pro forma adjustments have been made to the figures to 31 December 1996 in respect of the additional administration costs that arose following the demerger. The directors estimate that such costs amount to approximately $25 million per annum.

(4) Exceptional costs in the nine months ended 31 December 1997 relate to $12 million of restructuring costs within the Power segment and bid-related costs of $16 million, of which $2 million arose in the quarter ended 31 December 1997.

(5) The earnings per ADS for the 9 months ended 31 December 1997 are based on the profits for that period and on 516,756,926 shares which excludes the 4,100,891 shares held by The Energy Group Employee Benefit Trust, which has waived the right to dividends on the shares it holds. One ADS is equivalent to four ordinary shares."

ITEM 7(b). PRO FORMA FINANCIAL INFORMATION

           PRO FORMA FINANCIAL INFORMATION OF TEXAS UTILITIES COMPANY

     Texas Utilities Company's (Texas Utilities) Offer for The Energy Group PLC
(TEG) was declared unconditional on May 19, 1998, by which time Texas Utilities had received acceptances with respect to over 70% of TEG's issued share capital. Under UK law, there are no rights of withdrawal after the unconditional date. Therefore, it was determined that, as of May 19, 1998, Texas Utilities had acquired TEG (Acquisition). Texas Utilities filed a Current Report on Form 8-K, disclosing the Acquisition pursuant to Item 2, on June 3, 1998. Prior to the Acquisition by Texas Utilities, TEG completed the sale of its US and Australian coal business and US energy marketing operations (Peabody Sale). The businesses acquired by Texas Utilities, following the Peabody Sale, are referred to as "TEG Businesses Acquired".

     TEG publishes its financial statements based on United Kingdom generally accepted accounting principles (UK GAAP) denominated in pounds sterling. TEG is a foreign private issuer and has a March 31 fiscal year end. The most recent public financial information of TEG consists of (1) the audited financial statements for the period ended March 31, 1997 in its Form 20-F, (2) the unaudited financial statements for the period ended September 30, 1997 in its Form 6-K for the month of November 1997, and (3) the unaudited statements of income for the three months and nine months ended December 31, 1997 included in its Form 6-K for the month of March 1998.

     The Acquisition is a purchase for accounting purposes. The purchase accounting adjustments contained herein are preliminary and represent estimates based on information available to Texas Utilities at this time. The final determination of the purchase accounting adjustments requires additional information and analysis.

     The following unaudited condensed consolidated pro forma financial statements assume 100% acquisition of the TEG Businesses Acquired and further assume that 20% of TEG's ordinary shares are exchanged for shares of Texas Utilities common stock.

     The unaudited condensed consolidated pro forma balance sheet at March 31, 1998 combines the consolidated balance sheet of Texas Utilities as of March 31, 1998 with the consolidated balance sheet of TEG Businesses Acquired as of September 30, 1997, the latest date for which its balance sheet is published. The unaudited condensed consolidated pro forma statement of income for the year ended December 31, 1997 combines the consolidated statement of income for that period of Texas Utilities with the unaudited condensed consolidated pro forma statement of income for that period of the TEG Businesses Acquired. The unaudited condensed consolidated pro forma statement of income for the three months ended March 31, 1998 combines the unaudited consolidated statement of income of Texas Utilities for the three months ended March 31, 1998 with the unaudited consolidated statement of income of the TEG Businesses Acquired for the three months ended December 31, 1997, the latest three month period for which its consolidated statement of income is available. The unaudited condensed consolidated pro forma balance sheet as of March 31, 1998 is presented as if the Acquisition and Peabody Sale had occurred on that date. The unaudited condensed consolidated pro forma statements of income for the twelve months ended December 31, 1997 and for the three months ended March 31, 1998 assume that the Acquisition and Peabody Sale occurred at the beginning of each period.

     The unaudited condensed consolidated pro forma financial statements should be read in conjunction with the historical consolidated financial statements of TEG included elsewhere herein and historical consolidated financial statements of Texas Utilities included in Texas Utilities' Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the three months ended March 31, 1998 and "Pro Forma Financial Information of the TEG Businesses Acquired" included elsewhere herein. The operations of Texas Utilities and the TEG Businesses Acquired are affected by seasonal weather patterns. The unaudited condensed consolidated pro forma statements of income are not necessarily indicative of the financial results that would have occurred had the above-described events been consummated on the indicated dates, nor are they necessarily indicative of future financial results. In addition, the unaudited condensed consolidated pro forma statement of income for the three months ended March 31, 1998 may not be indicative of a full year's results.

     Balance sheet amounts denominated in UK pounds sterling were translated to US dollars at the rate of L1 = $1.64, which was the exchange rate at September 30, 1997. UK pounds sterling amounts in the statements of income were translated at the rate of L1 = $1.64, the average exchange rate for the periods presented.

                            TEXAS UTILITIES COMPANY

            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                                 MARCH 31, 1998
                                 (IN MILLIONS)

                                                  TEXAS           TEG                           TEXAS
                                                UTILITIES      BUSINESSES                     UTILITIES
                                                HISTORICAL      ACQUIRED      ADJUSTMENTS     PRO FORMA
                                                ----------     ----------     -----------     ---------
Property, Plant and Equipment, Net............   $18,547        $ 2,755         $              $21,302
Investments...................................       924             79                          1,003
Investment in The Energy Group................     1,667                         (1,667)(a)
Goodwill......................................     1,427          1,715          (1,715)(b)      7,958
                                                                                  6,531 (b)
Current Assets:
  Cash and cash equivalents...................        67          3,892          (2,048)(d)      1,918
                                                                                      7 (b)
  Accounts receivable.........................       699          1,281                          1,980
  Inventories.................................       409            249                            658
  Gas marketing risk management assets........       367                                           367
  Other.......................................       190             18                            208
                                                 -------        -------         -------        -------
          Total...............................     1,732          5,440          (2,041)         5,131
                                                 -------        -------         -------        -------
Deferred Debits...............................     2,064            169                          2,233
                                                 -------        -------         -------        -------
          Total Assets........................   $26,361        $10,158         $ 1,108        $37,627
                                                 =======        =======         =======        =======
Capitalization:
  Common stock equity.........................   $ 6,865        $ 4,375         $(4,375)(b)    $ 8,318
                                                                                  1,463 (c)
                                                                                     (8)(a)
                                                                                     (2)(e)
  Preferred stock of subsidiaries.............       211                                           211
  TU Electric obligated, mandatorily
     redeemable preferred securities of
     subsidiary trusts........................       823                                           823
                                                                                    114 (f)
                                                                                  5,786 (c)
  Long-term debt, less amounts due
     currently................................     8,775          2,649          (2,048)(d)     15,276
                                                 -------        -------         -------        -------
          Total...............................    16,674          7,024             930         24,628
                                                 -------        -------         -------        -------
Current Liabilities:
  Notes payable and long-term debt due
     currently................................     3,161          1,178          (1,659)(a)      2,680
  Accounts payable and other current
     liabilities..............................     1,566            984             112 (e)      2,662
  Gas marketing risk management liabilities...       343                                           343
                                                 -------        -------         -------        -------
          Total...............................     5,070          2,162          (1,547)         5,685
                                                 -------        -------         -------        -------
Accumulated Deferred Income Taxes.............     3,062            690            (115)(b)      3,637
Other Deferred Credits and Noncurrent
  Liabilities.................................     1,555            282           1,840 (b)      3,677
                                                 -------        -------         -------        -------
          Total Capitalization and
            Liabilities.......................   $26,361        $10,158         $ 1,108        $37,627
                                                 =======        =======         =======        =======

                                   See notes.

                            TEXAS UTILITIES COMPANY

         UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
               (IN MILLIONS, EXCEPT SHARES AND PER SHARE AMOUNTS)

                                      TEXAS                         TEXAS         TEG                       TEXAS
                                    UTILITIES                     UTILITIES   BUSINESSES     PRO FORMA    UTILITIES
                                    HISTORICAL   ADJUSTMENTS(G)   ADJUSTED    ACQUIRED(H)   ADJUSTMENTS   PRO FORMA
                                    ----------   --------------   ---------   -----------   -----------   ---------
Operating Revenues................   $ 7,946         $1,370        $ 9,316      $5,468         $           $14,784
                                                                                                (514)(i)
Operating Expenses................     6,039          1,306          7,345       5,032            80(b)     11,943
                                     -------         ------        -------      ------         -----       -------
Operating Income..................     1,907             64          1,971         436           434         2,841
Other Income
  (Deductions) -- Net.............       (18)             6            (12)        151                         139
                                     -------         ------        -------      ------         -----       -------
Income Before Interest and Income
  Taxes...........................     1,889             70          1,959         587           434         2,980
                                                                                                 416(d)
Interest and Other Charges........       852             61            913         317           (11)(f)     1,635
                                     -------         ------        -------      ------         -----       -------
Income Before Income Taxes........     1,037              9          1,046         270            29         1,345
Income Tax Expense................       377              8            385         162           (22)(l)       525
                                     -------         ------        -------      ------         -----       -------
Income Before Extraordinary
  Item............................   $   660         $    1        $   661      $  108         $  51       $   820
                                     =======         ======        =======      ======         =====       =======
Average Shares of Common Stock
  Outstanding (thousands).........   230,958         14,280        245,238      37,595(c)                  282,833
Per Share of Common Stock:
  Basic earnings..................   $  2.86                       $  2.70                                 $  2.90
  Diluted earnings................   $  2.85                       $  2.69                                 $  2.89

                                   See notes.

                            TEXAS UTILITIES COMPANY

         UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
               (IN MILLIONS, EXCEPT SHARES AND PER SHARE AMOUNTS)

                                                  TEXAS           TEG                         TEXAS
                                                UTILITIES     BUSINESSES      PRO FORMA     UTILITIES
                                                HISTORICAL    ACQUIRED(H)    ADJUSTMENTS    PRO FORMA
                                                ----------    -----------    -----------    ---------
Operating Revenues............................   $ 2,499        $ 1,715        $             $ 4,214
                                                                                 (131)(i)
Operating Expenses............................     2,073          1,514            20(b)       3,476
                                                 -------        -------        ------        -------
Operating Income..............................       426            201           111            738
                                                                                   (8)(j)
Other Income (Deductions) -- Net..............        (2)            46            19(k)          55
                                                 -------        -------        ------        -------
Income Before Interest and Income Taxes.......       424            247           122            793
                                                                                   (5)(k)
                                                                                   (3)(f)
Interest and Other Charges....................       223             98           104(d)         417
                                                 -------        -------        ------        -------
Income Before Income Taxes....................       201            149            26            376
Income Tax Expense............................        74             74             2(l)         150
                                                 -------        -------        ------        -------
Net Income....................................   $   127        $    75        $   24        $   226
                                                 =======        =======        ======        =======
Average Shares of Common Stock Outstanding
  (thousands).................................   245,241         37,595(c)                   282,836
Per Share of Common Stock:
  Basic earnings..............................   $  0.52                                     $  0.80
  Diluted earnings............................   $  0.52                                     $  0.80

                                   See notes.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                         PRO FORMA FINANCIAL STATEMENTS

(a)  Represents reversal of Texas Utilities investment in TEG at March 31, 1998.

(b) Represents the excess of cost over the fair value assigned to net assets acquired (goodwill), which is to be amortized over 40 years. The excess amount is summarized below:

Texas Utilities purchase price (see Note c).................   $ 7,249
Estimated costs of Acquisition (see Note e).................       110
Proceeds from exercise of TEG stock options.................        (7)
Estimated purchase accounting adjustments:
  Write off TEG goodwill....................................     1,715
  Adjust long-term debt to fair value (see Note f)..........       114
  Record present value adjustments for commitments,
     obligations and contracts..............................     1,840
  Deferred income tax on temporary differences..............      (115)
                                                               -------
          Total.............................................    10,906
Net assets of the TEG Businesses Acquired...................    (4,375)
                                                               -------
Estimated goodwill..........................................     6,531
Less estimated increases in TEG equity to May 19, 1998......      (292)
                                                               -------
Amount for amortization.....................................   $ 6,239
                                                               =======
Annual amortization over 40 years...........................   $   156
Less goodwill amortization recorded by TEG Businesses
  Acquired..................................................        76
                                                               -------
Incremental goodwill amortization -- annual.................   $    80
                                     -- quarter.............        20

(c) Cost of Acquisition and the assumed 20% of TEG Ordinary Shares to be exchanged for shares of Texas Utilities common stock, in millions of US dollars, except per share amounts:

                                                              PURCHASED FOR
                                                            -----------------
                                                  SHARES     CASH     SHARES
                                                  -------   -------   -------
TEG Ordinary Shares outstanding at March 31,
  1998 (000)....................................  520,858
TEG Ordinary Shares to be issued in connection
  with stock plans (000)........................    8,641
                                                  -------
Pro forma TEG Ordinary Shares (000).............  529,499   423,599   105,900
Per share price 840p ($13.66) cash..............            $ 13.66
                                                            -------
Cash Purchase Cost..............................            $ 5,786
Exchange ratio..................................                         .355
                                                                      -------
Estimated number of shares of Texas Utilities
  common stock to be issued.....................                       37,595
Per share value of Texas Utilities common
  stock.........................................                      $ 38.90
                                                                      -------
Common Stock Purchase Cost......................              1,463   $ 1,463
                                                            -------   =======
          Total purchase price..................            $ 7,249
                                                            =======

(d)  The net cash cost of the Acquisition will be financed as follows:

                                                              ANNUAL      QUARTER
                                                  AMOUNT     INTEREST     INTEREST
                                                  ------     --------     --------
Bank borrowings.................................  $5,786
TEG cash acquired*..............................  (2,048)
                                                  ------
  Increase in net borrowings (at 7.83% in the UK
     and 5.85% in the US).......................  $3,738       $267         $67
                                                  ======       ====         ===

---------------

        * Use of cash is subject to certain UK statutory procedures relating to financial assistance.

     Financing fees to obtain the Acquisition debt total $65 million. Annual amortization in the first year is $10 million ($3 million quarterly).

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                 PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)

     Interest on the present value of commitments, obligations and contracts is $139 million for the twelve month period ($35 million for the quarter).

     The total pro forma increase to interest and other charges is $416 million ($104 for the quarter).

(e) Represents estimated costs associated with the Acquisition. Estimated expenses of $2 million incurred by Texas Utilities for legal, accounting, printing and other payments and expenses relating to the registration of Texas Utilities common stock to be issued in the Acquisition will be charged directly to common stock equity as stock issuance costs. An additional $110 million for stamp duty, financial advisory, legal, accounting, printing and other payments and expenses as a result of the Acquisition are included in adjustments to Goodwill (see Note b).

(f) Adjustment to reflect outstanding long-term debt at fair value. First year amortization of the interest related to the adjustment is approximately $11 million ($3 million quarterly).

(g) On August 5, 1997 Texas Utilities completed the acquisition of ENSERCH Corporation (ENSERCH) and on November 21, 1997 Texas Utilities completed the acquisition of Lufkin-Conroe Communications Co. (LCC). These acquisitions were accounted for as purchase business combinations; accordingly, the assets and liabilities of the acquired companies as of the acquisition dates were adjusted to fair value and the results of operations of such companies were included in Texas Utilities' consolidated statement of income from the date of their acquisition. The adjustment for the twelve months ended December 31, 1997 assumes that the acquisitions of ENSERCH and LCC were made at the beginning of the period and consists of such companies' operations for the period from January 1, 1997 to date of their acquisition, including amortization of goodwill and purchase accounting adjustments. No adjustment is necessary for the three months ended March 31, 1998.

     In 1997, Texas Utilities reacquired 4,015,000 shares of its common stock for $148.8 million. In the unaudited condensed pro forma statement of income for the twelve months ended December 31, 1997, these share repurchases have been treated as if they had occurred at the beginning of the period; accordingly, average shares outstanding have been reduced and pro forma interest expense on the purchase price from January 1, 1997 to the repurchase date of $7 million, pre-tax has been included.

     The impact on the pro forma statement of income of the ENSERCH and LCC acquisitions and share repurchase for the year ended December 31, 1997 is as follows (in millions, except shares):

                                                              SHARE
                                         ENSERCH    LCC     REPURCHASE   TOTAL
                                         -------   ------   ----------   ------
Operating Revenues.....................  $1,277    $   93    $           $1,370
Operating Expenses.....................   1,235        71                 1,306
                                         ------    ------                ------
Operating Income.......................      42        22                    64
Other Income (Deductions) -- Net.......       1         5                     6
                                         ------    ------                ------
Income before Interest and Income
  Taxes................................      43        27                    70
Interest and Other Charges.............      51         3          7         61
                                         ------    ------    -------     ------
Income (Loss) before Income Taxes......      (8)       24         (7)         9
Income Tax Expense (Benefit)...........       1        10         (3)         8
                                         ------    ------    -------     ------
Net Income(Loss).......................  $   (9)   $   14    $    (4)    $    1
                                         ======    ======    =======     ======
Average Shares of Texas Utilities
  Common Stock Outstanding (000).......   9,430     7,771     (2,921)    14,280

(h) TEG historical financial statements have been adjusted to reflect the Peabody Sale. Certain amounts have been reclassified to conform to Texas Utilities' financial statement presentation.

(i) Represents reversal of certain operating expenses recorded by the TEG Businesses Acquired, for which a liability for the present value of commitments, obligations and contracts is made in purchase accounting, and amortization of fixed lease payments over the revised economic life of power plants under lease arising from alternative operating methodologies.

(j) Represents reversal of equity in net income of TEG of $8 million recorded by Texas Utilities for its approximate 22% interest.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                 PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)

(k) Represents elimination of expenses of the Acquisition recorded by Texas Utilities in March 1998 of $24 million.

(l) Represents taxes on temporary differences at the effective rate of 31 per cent for U.K. taxable adjustments and taxes at 35 per cent for U.S. taxable adjustments. The U.S. taxes also give effect to the benefit of U.S. foreign tax credits.

(m) A preliminary determination of purchase accounting adjustments has been made; the final determination of the fair value and tax basis of assets acquired and liabilities assumed requires additional information and analysis. Accordingly, the earnings results will vary from the pro forma earnings shown.

     Estimated costs incurred by Texas Utilities of $46 million as a result of the Acquisition and Peabody Sale have been excluded from the unaudited condensed consolidated pro forma statements of income. The unaudited condensed consolidated pro forma statement of income does not reflect any operating efficiencies and annual cost savings Texas Utilities and TEG may achieve as a result of the Acquisition.

                        PRO FORMA FINANCIAL INFORMATION
                         OF THE TEG BUSINESSES ACQUIRED

     TEG publishes its financial statements based on UK GAAP denominated in pounds sterling. TEG is a foreign private issuer and has a March 31 fiscal year end. The most recent public financial information of TEG consists of (1) the audited financial statements for the period ended March 31, 1997 in its Form 20-F, (2) the unaudited financial statements for the period ended September 30, 1997 in its Form 6-K for the month of November 1997, and (3) the unaudited statements of income for the three months and nine months ended December 31, 1997 included in its Form 6-K for the month of March 1998.

     In the unaudited condensed consolidated pro forma balance sheet, amounts applicable to the Peabody Sale are removed and the proceeds from the Peabody Sale are included. The unaudited condensed consolidated pro forma statements of income reflect the reclassification of the operating results of coal and energy marketing operations to "income from discontinued operations".

     The following unaudited condensed consolidated pro forma financial statements give effect to adjustments to convert TEG's financial statements to the basis of United States generally accepted accounting principles (US GAAP) and to reflect the Peabody Sale. The financial information for the resulting businesses acquired in the Acquisition is converted to US dollars for purposes of combining with Texas Utilities' financial information. Balance Sheet amounts denominated in UK pounds sterling are translated to US dollars at the rate of L1 = $1.64, which was the exchange rate at September 30, 1997. Statement of income amounts were translated at the rate of L1 = $1.64, the average exchange rate for the period presented.

                            TEG BUSINESSES ACQUIRED

            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                               SEPTEMBER 30, 1997
                                 (IN MILLIONS)

                                           UK                         PEABODY SALE(b)
                                          GAAP            US         ------------------      TEG           TEG
                                       HISTORICAL        GAAP        PEABODY     SALE     BUSINESSES   BUSINESSES
                                          TEG       ADJUSTMENTS(a)   BALANCES   ENTRIES    ACQUIRED    ACQUIRED(d)
                                       ----------   --------------   --------   -------   ----------   -----------
Fixed Assets.........................    L3,986         L            (L2,306)   L           L1,680       $ 2,755
Investments..........................        83                          (35)                   48            79
Goodwill.............................                    1,046                               1,046         1,715
Current Assets:
  Cash...............................       895                         (180)    1,250       1,965         3,223
  Short-term deposits................       408                                                408           669
  Debtors............................     1,714            (62)         (871)                  781         1,281
  Stocks and Other Current Assets....       320                         (157)                  163           267
                                         ------         ------       -------    ------      ------       -------
          Total......................     3,337            (62)       (1,208)    1,250       3,317         5,440
                                         ------         ------       -------    ------      ------       -------
Other Assets.........................                      110            (7)                  103           169
                                         ------         ------       -------    ------      ------       -------
          Total Assets...............    L7,406         L1,094       (L3,556)   L1,250      L6,194       $10,158
                                         ======         ======       =======    ======      ======       =======
Capitalization:
  Equity shareholders funds..........    L1,726         L  743       (L1,011)   L1,210      L2,668       $ 4,375
  Long-term loans....................     2,050                         (435)                1,615         2,649
                                         ------         ------       -------    ------      ------       -------
          Total......................     3,776            743        (1,446)    1,210       4,283         7,024
Current Liabilities:
  Short-term borrowings and
     overdrafts......................       718                                                718         1,178
  Other creditors....................     1,406                         (846)       40         600           984
                                         ------         ------       -------    ------      ------       -------
          Total......................     2,124                         (846)       40       1,318         2,162
                                         ------         ------       -------    ------      ------       -------
Accumulated Deferred Income Taxes....                      431           (10)                  421           690
Provisions for Liabilities and
  Charges............................     1,506            (80)       (1,254)                  172           282
                                         ------         ------       -------    ------      ------       -------
          Total Capitalization and
            Liabilities..............    L7,406         L1,094       (L3,556)   L1,250      L6,194       $10,158
                                         ======         ======       =======    ======      ======       =======

                                   See notes.

                            TEG BUSINESSES ACQUIRED

         UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
                     TWELVE MONTHS ENDED DECEMBER 31, 1997
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                      UK GAAP HISTORICAL TEG                                    US GAAP
                               ------------------------------------   -----------------------------------------------------------
                                  NINE        THREE       TWELVE
                                 MONTHS       MONTHS      MONTHS
                                  ENDED       ENDED        ENDED      ADJUST TO   DEDUCT                    TEG           TEG
                               DECEMBER 31   MARCH 31   DECEMBER 31      US       PEABODY                BUSINESSES   BUSINESSES
                                  1997         1997        1997         GAAP      (b)(c)    ADJUSTMENT    ACQUIRED    ACQUIRED(d)
                               -----------   --------   -----------   ---------   -------   ----------   ----------   -----------
Turnover.....................    L3,390       L1,304      L4,694        L         (L1,360)     L           L3,334       $5,468
Cost and overheads less other
  income.....................     3,028        1,125       4,153          116     (1,192)       (9)(e)      3,068        5,032
                                 ------       ------      ------        -----     -------      ---         ------       ------
Operating profit.............       362          179         541         (116)      (168)        9            266          436
Interest income..............        77           15          92                                               92          151
                                 ------       ------      ------        -----     -------      ---         ------       ------
Interest before interest and
  income taxes...............       439          194         633         (116)      (168)        9            358          587
Interest payable and similar
  charges....................       180           30         210                     (17)                     193          317
                                 ------       ------      ------        -----     -------      ---         ------       ------
Profit on ordinary activities
  before taxation............       259          164         423         (116)      (151)        9            165          270
Taxation charge for period-on
  results....................        66           51         117           11        (42)       13(f)          99          162
                                 ------       ------      ------        -----     -------      ---         ------       ------
Profit (loss) from continuing
  operations before
  extraordinary item.........       193          113         306         (127)      (109)       (4)            66          108
Discontinued operations......                                                        109                      109          179
Extraordinary
  item -- windfall profits
  tax........................      (112)                    (112)                                            (112)        (184)
                                 ------       ------      ------        -----     -------      ---         ------       ------
Net profit (loss)............    L   81       L  113      L  194        L(127)    L    -       (L4)        L   63       $  103
                                 ======       ======      ======        =====     =======      ===         ======       ======
Earnings (loss) per ordinary
  share:
  Profit from continuing
    operations before
    extraordinary item.......    L 0.37                                                                    L 0.13       $ 0.21
                                 ======                                                                    ======       ======
Average shares outstanding...       517                                                                       517          517
                                 ======                                                                    ======       ======

                                   See notes.

                            TEG BUSINESSES ACQUIRED

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                         PRO FORMA FINANCIAL STATEMENTS

(a) Reflects estimated adjustments relating to differences in accounting for goodwill, leases, income taxes and pensions between UK GAAP and US GAAP.

(b) Reflects the removal of the assets and liabilities of Peabody from the balance sheet, proceeds from the Peabody Sale of L1,250 million, and the removal of Peabody's operating results from TEG's unaudited consolidated statements of income.

(c) Turnover and operating profit were published by TEG. Interest income, interest payable and similar charges, taxation charge and earnings per ordinary share for the period were estimated by Texas Utilities from information in the published financial data.

(d) Converted to US dollars at the exchange rate in effect at September 30, 1997 as to the balance sheet and at the average exchange rate for the period as to the statement of income.

(e)  Eliminate expenses of previous potential merger.

(f)  Eliminate group relief provided by previous parent for nil consideration.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            TEXAS UTILITIES COMPANY

                                            By:   /s/ JERRY W. PINKERTON

                                              ----------------------------------
                                              Name: Jerry W. Pinkerton
                                              Title: Controller

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         23(a)           -- Consent of Ernst & Young